Exhibit 3

EXECUTION VERSION

MARGIN LOAN AGREEMENT

dated as of August 25, 2023

among

BIRCH-OR EQUITY HOLDINGS, LLC

as Borrower,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent,

and

MIZUHO SECURITIES USA LLC,

as Calculation Agent

THE LOANS HEREUNDER ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED FROM THE BORROWER BY CONTACTING THE ADDRESS OF THE BORROWER SPECIFIED IN SECTION 9.02(a).

i

SCHEDULES
Schedule I –	Commitments and Lender Information

EXHIBITS

Exhibit A –	Form of Officer’s Certificate
Exhibit B –	Form of Security Agreement
Exhibit C –	Form of Control Agreement
Exhibit D –	Form of Issuer Agreement
Exhibit E –	Form of Fund Indemnity
Exhibit F –	Form of Collateral Call Notice
Exhibit G-1 –	U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2 –	U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit G-3 –	U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4 –	U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-1 –	Form of Confirmation
Exhibit H-2 –	Form of Equity Commitment Letter
Exhibit I –	Form of Borrowing Notice

This MARGIN LOAN AGREEMENT dated as of August 25, 2023 (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”), among (1) Birch-OR Equity Holdings, LLC, a Delaware limited liability company, as Borrower (“Borrower”); (2) each Lender as set forth in Schedule I and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); (3) Deutsche Bank Trust Company Americas, as Administrative Agent (“Administrative Agent”); and (4) Mizuho Securities USA LLC, as Calculation Agent (“Calculation Agent”).

Borrower has requested that Lenders make a loan to it on the Closing Date in an aggregate principal amount (excluding interest paid in kind) not exceeding the Aggregate Commitment Amount (as hereinafter defined), and Lenders are prepared to make such loan upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accelerating Lender” means any Lender that has terminated its Commitment and accelerated any Advance owing to it pursuant to Section 7.01; provided that, if an Event of Default of the type specified in Section 7.01(g) has occurred and the Advances of all Lenders have automatically become due, each Lender shall be considered an “Accelerating Lender” hereunder.

“Acceptable Collateral” means any of the following assets of Borrower, if (x) held in or credited to any Collateral Account subject to a first priority Lien under the applicable Security Agreement and (y) the Collateral Requirement has been satisfied with respect thereto:

(a) Cash and Cash Equivalents held in the Collateral Accounts;

(b) security entitlements in respect of Collateral Shares that (x) in the case of Preferred Shares, were deposited into, or credited to, the Collateral Accounts on, and have remained Collateral in the Collateral Accounts since, the Closing Date and (y) in the case of Common Shares, were issued upon conversion of Collateral Shares described in the immediately preceding clause (x) in accordance with the terms of the Certificate of Designations, as long as, in each case:

(i) such Collateral Shares are DTC Collateral Shares and, in the case of Common Shares, are held under an unrestricted CUSIP;

(ii) such Collateral Shares and such security entitlements are not subject to (1) any Transfer Restriction (other than Permitted Transfer Restrictions) and, for the avoidance of doubt, are not subject to any restrictive legend (it being understood that the Issuer Agreements do not constitute “restrictive legends” for this purpose) other than any legend set forth in the Investment Agreement as in effect on the date hereof, (2) any Restrictive Condition (other than Permitted Restrictive Conditions) or (3) any Lien (other than Permitted Liens);

(iii) such Collateral Shares are eligible for resale under Rule 144A under the Securities Act; and

(iv) such Collateral Shares are duly authorized, validly issued, fully paid and non-assessable; and

(c) any Other Acceptable Collateral.

“Act” has the meaning specified in Section 9.15.

“Activities” has the meaning specified in Section 8.02(b).

“Additional Terms Letter” means that certain letter, dated as of the date hereof, among the Borrower, the Administrative Agent, the Calculation Agent and Lenders.

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event or Potential Facility Adjustment Event, the date on which the Calculation Agent has notified Borrower of (i) the adjustments that will be made to the terms of the Margin Loan Documentation on account thereof or (ii) its determination that no such adjustments under Section 9.01 are necessary.

“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event or Potential Facility Adjustment Event occurs and ending on, and including, the earlier of (i) the related Adjustment Determination Date and (ii) the fifth Business Day following such occurrence.

“Administrative Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent under any of the Margin Loan Documentation, or any successor administrative agent hereunder (including, without limitation, any successor appointed under Section 8.09), subject to Section 2.13.

“Advance” has the meaning specified in Section 2.01.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified but excluding any portfolio company of such Person.

“Affiliated Lender” has the meaning specified in Section 9.07.

“Agent” means each of Administrative Agent and Calculation Agent.

“Agent Fee Letter” means that certain fee schedule, dated as of August 17, 2023, between the Administrative Agent and the Borrower.

“Agented Lender” means any Lender who has taken an Advance hereunder by assignment, but has not yet entered into Security Agreements and Control Agreements with respect to the Collateral securing the Obligations owing to it. Any reference in the Margin Loan Documentation to the Applicable Lender with respect to an Agented Lender shall be to the Lender who assigned an Advance to such Agented Lender, and vice versa.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Aggregate Collateral Share Value” means, at any time, the sum of (a) the Preferred Share Collateral Value and (b) the Common Share Collateral Value, excluding, in each case, from such values any Collateral Shares that have been sold pursuant to any Permitted Sale Transaction and remain in the Collateral Accounts pending settlement thereof.

“Aggregate Commitment Amount” means the aggregate of the Lenders’ respective Commitments.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and all rules or regulations promulgated thereunder, the U.K. Bribery Act of 2010, and any similar laws or regulations relating to bribery or corruption applicable to Borrower.

“Applicable Credit” has the meaning specified in Section 2.06(d)(iv).

“Applicable Lender” means any Lender other than an Agented Lender.

“Applicable Margin” has the meaning specified in the Additional Terms Letter.

“Applicable Percentage” means, subject to Section 2.13, with respect to any Lender at any time, (a) the aggregate principal amount of such Lender’s Advances divided by (b) the aggregate principal amount of the Advances owed to all Lenders; provided that, prior to the Closing Date, “Applicable Percentage” means, with respect to any Lender, (a) such Lender’s Commitment to make Advances on the Closing Date divided by (b) the aggregate Commitments of all Lenders to make Advances on the Closing Date.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Representative” means, as applied to any Person, any authorized signatory or Responsible Officer appointed or designated in accordance with such Person’s Organization Documents.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus 0.5%, (b) the Prime Rate in effect for such day and (c) Term SOFR on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period plus 1.00%; provided that for the avoidance of doubt, Term SOFR for any day shall be the Term SOFR Reference Rate, at approximately 5:00 a.m. (Chicago time) two (2) Business Days prior to such day for a term of one month commencing on such day. Notwithstanding the foregoing, the Base Rate will be deemed to be 1.00% per annum if the Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) hereof until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the respective rate.

“Base Rate Advance” means an Advance that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR.”

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR plus the Applicable Margin; or

(b) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than 0%, such Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Margin Loan Documentation.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Margin Loan Documentation in accordance with Section 2.17(a) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Margin Loan Documentation in accordance with Section 2.17(a).

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Financial Information” means, at any time, the certificate with respect to the financial information of Borrower most recently delivered under Section 5.01.

“Borrowing Notice” means a request for Advances substantially in the form attached as Exhibit I hereto.

“Business Day” means any day on which commercial banks are open for business in New York City, United States; provided, however, that, when used in connection with a SOFR Advance, the term “Business Day” shall mean a U.S. Government Securities Business Day.

“Calculation Agent” means Mizuho Securities USA LLC, or any successor calculation agent hereunder (including, without limitation, any successor appointed under Section 8.09), acting in accordance with Section 9.18, subject to Section 2.13.

“Cash” means all cash in Dollars at any time and from time to time deposited or to be deposited in the Collateral Accounts.

“Cash Equivalents” means any readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States having a maturity of not greater than 12 months from the date of issuance thereof.

“Certificate of Designations” means the Certificate of Designations of Series A Convertible Preferred Stock, par value $0.01 per share, of the Issuer.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.07(b), by any lending office of any Lender or by any Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations or directives thereunder or issued in connection therewith relating to capital and liquidity requirements and (y) all rules, regulations or directives issued pursuant to Basel III, shall be deemed to have been introduced or adopted after the Closing Date, regardless of the date enacted, adopted or issued; provided further that if any Lender determines, as a result of the foregoing, a Change in Law has occurred, such Lender shall only request compensation from Borrower under Section 2.07 herein to the extent such Lender makes or expects to make a similar request, to the extent applicable, under comparable credit agreements for margin lending transactions secured by common shares with other borrowers similarly situated to Borrower.

“Change of Control” means, with respect to Borrower or the Issuer, any event or transaction, or series of related events or transactions, the result of which is that (i) in the case of Borrower, the Fund Entity ceases to hold and control at least 95% of the voting equity of Borrower directly or indirectly or (ii) in the case of the Issuer, (a) a “person” or “group”, other than KKR and / or the One Rock Entities (collectively, the “Permitted Holders”), becomes the “beneficial owner” of more than 50% of its voting equity (all within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) or (b) a Fundamental Change occurs. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any Person or “group” includes one or more of the Permitted Holders, the issued and outstanding voting equity of the Issuer, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (ii)

of this definition is triggered and (iv) a Person or group shall not be deemed to beneficially own voting equity subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the voting equity in connection with the transactions contemplated by such agreement.

“Charges” has the meaning specified in Section 9.16.

“Closing Date” means the first date on which each of the conditions precedent to the Advances in Section 4.01 has been satisfied or waived in accordance therewith, provided that in no event will the Closing Date be before August 28, 2023.

“Closing Sale Price” means, on any Scheduled Trading Day, the closing sale price (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) per Common Share as reported by the Exchange.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Shares (and security entitlements in respect thereof), Cash, Cash Equivalents and other personal property over which Liens are purported to be granted under the Security Agreements.

“Collateral Accounts” means each of the “Collateral Accounts” specified in the Security Agreements with respect to which a Control Agreement is in effect.

“Collateral Call Notice” has the meaning specified in Section 2.06(c).

“Collateral Call Notice Deadline” means 8:00 p.m.; provided that if, following a Collateral Shortfall on any Scheduled Trading Day, (i) Calculation Agent fails to deliver a Collateral Call Notice by 8:00 p.m., and (ii) the Calculation Agent is replaced by Required Lenders pursuant to Section 8.09, the “Collateral Call Notice Deadline” shall be extended to 10:00 p.m.

“Collateral Requirement” means, at any time, that all steps required under applicable Law, if any, or reasonably requested by any Applicable Lender shall have been taken to ensure that each Security Agreement and Control Agreement in favor of such Applicable Lender creates a valid, first priority Lien (subject only to Permitted Liens) on all the Collateral that is perfected by (i) control (within the meaning of the UCC), to the extent such Collateral is capable of perfection by control under the UCC or (ii) filing, to the extent such Collateral is not capable of perfection by control under the UCC.

“Collateral Shares” means any Shares held in or credited to any Collateral Account.

“Collateral Shortfall” means, on any date, that the LTV Ratio is greater than the LTV Margin Call Level; provided that for the purpose of determining whether a Collateral Shortfall has occurred on any date that occurs during the period that (x) commences on the date on which a Collateral Call Notice relating to a Collateral Shortfall is delivered to Borrower (but excluding the date on which the Collateral Shortfall specified in such Collateral Call Notice occurs) and (y) ends on the earlier of (I) the Scheduled Trading Day on which the earliest applicable Cure Time occurs and (II) the date that such Collateral Shortfall is cured, the LTV Ratio shall be determined as if the amount of Cash necessary to cure such Collateral Shortfall were subtracted from “Net Obligations.” A Collateral Shortfall shall be considered “cured” at the time that Borrower causes the LTV Ratio to be less than or equal to the LTV Maintenance Level pursuant to Section 2.06(c) (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Advances to Borrower hereunder on the Closing Date, in the amount up to but not exceeding the amount as set forth opposite such Lender’s name in Schedule I hereto.

“Common Share Collateral Value” means, at any time, the product of (a) the number of Common Shares that constitute Acceptable Collateral and (b) the Reference Price, in each case at such time.

“Common Shares” means the shares of common stock, $0.01 par value per share, of the Issuer.

“Common Dividend” means a “Common Dividend” as defined in the Certificate of Designations.

“Communication” has the meaning specified in Section 5.06.

“Concurrent” means, with respect to any release of Collateral from any Collateral Account pursuant to Section 2.06(d) and any deposit or crediting of Cash or Cash Equivalents into such Collateral Account and/or prepayment of the Advances owing to the Applicable Lender (including any Agented Lender with respect to such Applicable Lender) to whom such Collateral Account has been pledged, that either (i) such deposit, crediting or prepayment is made on a delivery versus payment basis (on terms reasonably acceptable to Calculation Agent) against such release or (ii) the Cash or Cash Equivalents with which such deposit, crediting or prepayment is made constitute Proceeds (as defined in the Security Agreements) of such released Collateral with respect to which such Applicable Lender has a perfected, first-priority security interest (subject to Permitted Liens) under the relevant Security Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Confirmation” means each of the following: (a) a written confirmation by the general partner of the Fund Entity, substantially in the form of Exhibit H-1, that (i) such general partner has called capital, or caused capital to be called, from the Fund Entity’s direct or indirect investors in an amount equal to the Confirmation Amount and (ii) it will deliver, or cause to be delivered, the Cash and Cash Equivalents received in respect of such capital call to the Collateral Accounts on a Pro Rata Basis, to which confirmation shall be attached copies of the capital call notices sent to each limited partner; (b) a written equity commitment letter, substantially in the form of Exhibit H-2, containing a representation that the Fund Entity is permitted under its Organization Documents to call capital from its investors in an amount at least equal to the Confirmation

Amount and that such investors are obligated to fund such capital call and evidencing the commitment of the Fund Entity to contribute the Confirmation Amount to Borrower as promptly as practicable, but in no event later than 5:00 p.m. on the fourteenth (14th) Business Day following Borrower’s receipt of the relevant Collateral Call Notice; (c) a copy of the Fund Entity’s most recent balance sheet and income statement, together with a representation from the Fund Entity that such balance sheet and income statement fairly present, in all material respects in accordance with GAAP, the financial condition (as of the date thereof) and results of operations (for the relevant fiscal period), respectively, of the Fund Entity, subject if applicable to normal year-end adjustments and the absence of footnotes and (d) if not included in the financial statements described in clause (c), a summary statement of the Fund Entity’s net asset value as of the date of such financial statements and of the aggregate amount of its uncalled capital commitments.

“Confirmation Amount” means the amount that would be necessary to reduce the LTV Ratio (determined based on the Reference Price as in effect on the date of the relevant Collateral Shortfall) to the LTV Maintenance Level.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.07(f) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Margin Loan Documentation).

“Consolidated Total Debt to Consolidated EBITDA Ratio” has the meaning given to such term in the Second Lien Credit Agreement and shall be determined by the Calculation Agent based on such information as it deems relevant, which determination shall be conclusive so long as made in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means those certain Control Agreements, in each case, dated as of the Closing Date (or any later date on which any Person becomes an Applicable Lender), among Borrower, Custodian and an Applicable Lender, substantially in the form of Exhibit C.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Cure Time” means, in respect of any Collateral Shortfall, 5:00 p.m. on the second Scheduled Trading Day following the Scheduled Trading Day on which Borrower has received (in accordance with Section 9.02) the relevant Collateral Call Notice; provided that if any Collateral Call Notice is received on a day that is not a Scheduled Trading Day, or after the Collateral Call Notice Deadline on any Scheduled Trading Day, such Collateral Call Notice shall be deemed to have been received at the open of business on the immediately following Scheduled Trading Day; provided, further, that if within the two Scheduled Trading Day period described above, Borrower provides the Calculation Agent, at Borrower’s election, with a Confirmation, the Cure Time with respect to the amount of the equity contribution contemplated by such Confirmation shall instead be 5:00 p.m. on the 14th Business Day following the Scheduled Trading Day on which Borrower has received (or has been deemed to receive, in accordance with the foregoing proviso) the relevant Collateral Call Notice; provided, further, that if any of the representations and warranties set forth in the confirmation notice or the equity commitment letter described in clauses (a) and (b) of the definition of “Confirmation” shall be determined by the Calculation Agent to have been incorrect or misleading in any material respect when made, the Cure Time shall thereupon immediately occur.

“Custodian” means Deutsche Bank Trust Company Americas, or any successor appointed by Borrower with the consent of each Applicable Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website and (b) the Floor. If by 5:00 pm on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first (1st) preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Delisting” means that the Exchange announces that pursuant to the rules of the Exchange, the Common Shares have ceased or will cease to be listed, traded or publicly quoted on the Exchange for any reason, and no other Designated Exchange has announced that it has accepted the Common Shares for listing, trading or quotation, which shall be effective contemporaneously with, or prior to, such cessation.

“Designated Exchange” means any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market, or (in each case) any successor thereto.

“Disrupted Day” means any Scheduled Trading Day on which, due to any failure of the Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event or otherwise, the Calculation Agent is unable to determine the Closing Sale Price.

“Dollars” and “$” mean the lawful money of the United States.

“DTC” means The Depository Trust Company or its successor.

“DTC Collateral Shares” means Collateral Shares that are registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC and allowed to be settled through DTC’s regular book-entry settlement services.

“Early Closure” means the closure on any Scheduled Trading Day of the Exchange prior to its scheduled closing time for such day.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Employee Benefit Plan” means, with respect to any Person, any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, such Person.

“Equity Commitment Letter” means an equity commitment letter substantially in the form attached as Exhibit H-2 hereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period for which such Person could be liable under the Code or ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 8.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.10(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.10(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.10(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.10(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.01.

“Event of Default Notice” has the meaning specified in Section 7.01.

“Exchange” means The New York Stock Exchange or its successor or, if not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Common Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Common Shares on the Exchange on any Scheduled Trading Day as determined by the Calculation Agent, or the inability of the Calculation Agent, on account of a trading suspension or otherwise, to determine the Reference Price of the Common Shares by reference to transactions or bid or ask prices for the Common Shares on the Exchange on any Scheduled Trading Day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 2.08(e) or (i), (d) any Taxes imposed under FATCA and (e) U.S. backup withholding.

“Existing Restrictive Condition” means any Restrictive Condition set forth in the Investment Agreement and the Certificate of Designations, in each case as in effect on the Closing Date, as modified to the extent applicable by the Issuer Agreements.

“Existing Transfer Restrictions” means Transfer Restrictions on the Collateral Shares:

(i) on account of the fact that Borrower is an “affiliate” of the Issuer within the meaning of Rule 144;

(ii) on account of the fact that the Collateral Shares are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) that began, with respect to Borrower and each Applicable Lender, no later than the Closing Date (including for Collateral Shares that are credited to the relevant Collateral Account after the Closing Date); and

(iii) as set forth in the Investment Agreement and the Certificate of Designations, in each case as in effect on the Closing Date (or, in the case of the Certificate Designations, in the form attached to the Investment Agreement as in effect on the Closing Date), as modified to the extent applicable by the Issuer Agreements (it being understood and agreed, for the avoidance of doubt, that in the hands of any Lender with respect to an exercise of remedies under the Margin Loan Documentation, no such Transfer Restriction is applicable).

“Extraordinary Distribution” means any dividend, issuance or distribution by the Issuer of cash, securities or property to holders of the Shares other than an Ordinary Dividend or a Spin-off.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Adjustment Event” means any of the following:

(i) any Tender Offer, Spin-off, Split-off or Extraordinary Distribution;

(ii) a Change in Law or change in jurisdiction or location of material business activities of the Issuer or an identifiable change in factual circumstances with respect to the Issuer that is reasonably expected to result in the imposition of any withholding Tax on proceeds of a prospective sale of Collateral Shares, or on conversion of the Preferred Shares to Common Shares that would affect the Collateral Shares, or any transaction or event or series of transactions or events (including a Change in Law) that could reasonably be expected to result in such an imposition, as reasonably determined by the Calculation Agent (provided that such determination shall be made assuming commercially reasonable steps are taken to designate another lending/investing office, provide any reasonably requested documentation, or take any reasonable action in order to avoid or mitigate such imposition);

(iii) (a) any subdivision, consolidation or reclassification of Shares, or any dividend of Shares in respect of Shares, (b) an Issuer Share Repurchase, (c) an event that results in any shareholder rights being distributed in respect of, or becoming separated from, Shares pursuant to a shareholder rights plan or similar transaction or arrangement or (d) any other event with a dilutive or concentrative effect on the theoretical value of the Shares; provided that no event described in this clause (iii) with respect to the Preferred Shares shall be a Facility Adjustment Event to the extent that an adjustment is made to the Conversion Rate (as defined in the Certificate of Designations) in respect of such event pursuant to Section 11 of the Certificate of Designations unless the Calculation Agent determines that such adjustment does not adequately account for the effect of such event on the Facility;

(iv) the occurrence or announcement of any Change of Control of the Issuer;

(v) the failure or inability by Borrower to provide the IRS Form or certification pursuant to Section 2.08(h)(i);

(vi) at any time when the Collateral includes Preferred Shares, any failure of Issuer to pay a Preferred Dividend when due following its declaration (or deemed declaration) (it being understood that the election of the board of directors of the Issuer not to declare a Preferred Dividend with respect to any Dividend Accrual Date (as defined in the Certificate of Designations) in accordance with Section 4(c) of the Certificate of Designations shall not constitute a Facility Adjustment Event);

(vii) the announcement of a transaction or event, or series of related transaction(s) or event(s), that would, if consummated, constitute a Merger Event; or

(viii) any announcement or proposal of any amendment, waiver or modification to the Certificate of Designations or the Shares (or the occurrence thereof without an announcement or proposal).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into to implement such Sections of the Code, and any laws, rules and practices adopted by a non-U.S. jurisdiction to effect any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day on the Federal Reserve Bank of New York’s Website, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Float” means, as of any date of determination, the number of Common Shares equal to (i) the total number of Common Shares then issued and outstanding minus (ii) the total number of Common Shares “beneficially owned” within the meaning of Rule 13d-3 under the Exchange Act or otherwise held, without duplication, and only to the extent reflected in the total number of Common Shares then issued and outstanding in clause (i), by (a) any officer or director of the Issuer, (b) the Fund Entity or (c) any “person” or “group” that “beneficially owns” (in each case within the meaning of Section 13(d) of the Exchange Act) more than 10% of the total Common Shares issued and outstanding (excluding (1) any “person” or “group” that is an institutional investment manager within the meaning of Section 13(f) of the Exchange Act or (2) any “person” or “group” that has disclosed its holdings of Common Shares on a Schedule 13G), as determined by Calculation Agent by reference to any publicly available information issued by the Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any

Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant. For purposes of clause (ii) above, any Long Position relating to Common Shares held by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) shall be deemed to be “beneficial ownership” of the full number of Common Shares underlying such Long Position; provided that, for the avoidance of doubt, for purposes of clause (ii) above, Common Shares that are “beneficially owned” by more than one officer, director, “person” or “group” shall be included only once in determining the total number of Common Shares “beneficially owned” by all officers, directors, “persons” and “groups.”

“Fund Entity” means One Rock Capital Partners III, LP.

“Fund Indemnity” means the Fund Indemnity, dated as of the Closing Date, by the Fund Entity in favor of the Lenders from time to time party hereto substantially in the form set forth in Exhibit E hereto.

“Fundamental Change” means any “Change of Control” under, and as defined in, the Certificate of Designations that does not otherwise constitute a Mandatory Prepayment Event.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.11.

“Initial LTV Level” has the meaning specified in the Additional Terms Letter.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up, (iii) any proceeding is instituted by any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up and continues undismissed or unstayed for 30 calendar days or an order for relief is entered in any such proceeding or (iv) the occurrence of any event of the type set forth in Section 7.01(g) (with references therein to Borrower being deemed replaced by references to such Person).

“Interest Payment Date” means (a) as to any Base Rate Advance, the last Business Day of each March, June, September and December and the Scheduled Maturity Date and (b) as to any SOFR Advance, the last day of each Interest Period therefor and the Scheduled Maturity Date.

“Interest Period” means, as to any SOFR Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period in respect of any Advance shall extend beyond the Scheduled Maturity Date. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the date immediately following the most recent Interest Payment Date.

“Investment Agreement” means the Investment Agreement to be dated August 28, 2023 between the Issuer and Birch Equity Holdings, LP.

“IRS” means the United States Internal Revenue Service.

“Issuer” means BrightView Holdings, Inc., a Delaware corporation.

“Issuer Agreements” means each of the Issuer Agreements, in each case, dated as of the Closing Date (or any later date on which any Person becomes an Applicable Lender), executed by the Issuer, Borrower and a Lender, substantially in the form of Exhibit D.

“Issuer Share Repurchase” means a repurchase by the Issuer or any Subsidiary thereof of Common Shares, whether the consideration is cash, securities or otherwise, in excess of 5% of the outstanding Common Shares as of July 31, 2023.

“Issuer Trading Suspension” means the occurrence of (i) five consecutive Disrupted Days for the Common Shares where other securities generally trade on the Exchange or (ii) seven consecutive Disrupted Days.

“Judgment Currency” has the meaning specified in Section 9.14.

“KKR” means Kohlberg Kravis Roberts & Co. L.P., KKR North America Fund XI L.P., KKR North America Fund XI ESC L.P., and KKR North America Fund XI SBS L.P., and each of their respective Affiliates.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto, subject to Section 2.13.

“Lender Appointment Period” has the meaning specified in Section 8.06.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“Long Position” means, with respect to shares of any type, any over-the-counter derivative instrument entered into with, or security or structured note issued by, a bank, dealer or other financial institution that, in each case, can reasonably be expected to hedge its equity price risk with respect to such shares, that is (i) a “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1(c)(6) of the Exchange Act, or (ii) otherwise constitutes an economic long position in respect of such shares, in each case as determined by Calculation Agent by reference to any publicly available information issued by the Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant.

“LTV Collateral Release Level” has the meaning specified in the Additional Terms Letter.

“LTV Maintenance Level” has the meaning specified in the Additional Terms Letter.

“LTV Margin Call Level” has the meaning specified in the Additional Terms Letter.

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations as of such date divided by (ii) the sum of (a) the Aggregate Collateral Share Value on such date and (b) the product, for each type of Other Acceptable Collateral, of (1) 100% less the applicable Other Acceptable Collateral Haircut and (2) the aggregate fair market value of the Other Acceptable Collateral of such type, as determined by Calculation Agent, in each case on such date.

“Mandatory Prepayment Event” means any of the following:

(i) any Stock Price Trigger Event;

(ii) any Insolvency Event with respect to the Issuer or any Material Subsidiary;

(iii) the consummation of a Merger Event, as determined by the Calculation Agent;

(iv) any Delisting;

(v) any Issuer Trading Suspension;

(vi) the occurrence or announcement of a Change of Control of Borrower;

(vii) a default, event of default or other similar condition or event (however described) in respect of the Issuer or any Material Subsidiary shall occur under one or more agreements or instruments relating to Indebtedness of the Issuer or such Material Subsidiary where the aggregate principal amount of such agreements or instruments is not less than the Threshold Amount, which has resulted in such Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable;

(viii) a final judgment or judgments for the payment of an amount exceeding the Threshold Amount in the aggregate is rendered against the Issuer or any Material Subsidiary, which judgment is not discharged, bonded, paid, waived or stayed within 30 days after (A) the date on which the right to appeal thereof has expired if no such appeal has commenced or (B) the date on which all rights to appeal have been extinguished;

(ix) the Consolidated Total Debt to Consolidated EBITDA Ratio exceeds 5.00 to 1.00;

(x) the aggregate amount of the Fund Entity’s uncalled capital commitments, which would be available to be called upon by the Fund Entity for the purpose of curing a Collateral Shortfall in accordance with Section 2.06(c), falls below an amount equal to the Total Accrued Loan Amount;

(xi) two or more limited partners of the Fund Entity default in contributing capital to the Fund Entity when obligated to do so and the aggregate amount of such defaulted contributions after the date hereof exceeds 10% of the total amount of uncalled capital commitments of the limited partners of the Fund Entity as of the date hereof; or

(xii) any Facility Adjustment Event or Potential Facility Adjustment Event occurs and the Calculation Agent determines that no adjustment could be made to the terms of the Facility pursuant to Section 9.01 that would produce a commercially reasonable result.

“Mandatory Prepayment Event Notice” has the meaning specified in Section 2.06(b).

“Mandatory Prepayment Event Notice Deadline” means 8:00 p.m.; provided that if (i) a Mandatory Prepayment Event exists on any Scheduled Trading Day and any Lender requests Calculation Agent to deliver a Mandatory Prepayment Event Notice in connection therewith prior to 5:00 p.m. on such Scheduled Trading Day, (ii) Calculation Agent fails to deliver such Mandatory Prepayment Event Notice by 8:00 p.m. on such Scheduled Trading Day, and (iii) the Calculation Agent is replaced by Required Lenders pursuant to Section 8.09, the “Mandatory Prepayment Event Notice Deadline” shall be extended to 10:00 p.m.

“Margin Loan Documentation” means, collectively, this Agreement, the Security Agreements, the Control Agreements, the Issuer Agreements, the Fund Indemnity, the Agent Fee Letter, the Additional Terms Letter and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Margin Regulation” means Regulation U or X, as applicable.

“Market Disruption Event” means an Early Closure, an Exchange Disruption or a Trading Disruption, in each case, which the Calculation Agent determines is material.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities and financial condition of Borrower, (b) the ability of Borrower to perform any of its monetary obligations under the Margin Loan Documentation, (c) the Collateral, the Lenders’ Liens on the Collateral or the priority of such Liens, taken as a whole or (d) the rights of or benefits available to Lenders under the Margin Loan Documentation, taken as a whole; provided, that notwithstanding the foregoing, a decline in the Reference Price of the Common Shares shall not in itself be deemed to constitute a Material Adverse Effect.

“Material Nonpublic Information” means information regarding the Issuer and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold Shares.

“Material Subsidiary” means a “significant subsidiary” (as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act) of the Issuer.

“Maximum Loan Value of the Applicable Collateral” means, with respect to any Applicable Lender and any requested release of Collateral pursuant to Section 2.06(d), the sum of (i) 50% multiplied by the product of (a) the aggregate number of Common Shares that constitute Acceptable Collateral and are held in or credited to the Collateral Account that has been pledged to such Applicable Lender on the Release Date after giving effect to such requested release and (b) the Closing Sale Price (or, if there is no Closing Sale Price, Calculation Agent’s reasonable estimate of the market value of one Common Share as of the close of business) on the Scheduled Trading Day immediately preceding the Release Date, plus (ii) 50% multiplied by the product of (a) the aggregate number of Common Shares then issuable upon conversion (assuming the Issuer does not exercise any cash settlement right) pursuant to the Certificate of Designations of the Preferred Shares that constitute Acceptable Collateral and are held in or credited to such Collateral Account on the Release Date after giving effect to such requested release and (b) the Closing Sale Price (or, if there is no Closing Sale Price, Calculation Agent’s reasonable estimate of the market value of one Common Share as of the close of business) on the Scheduled Trading Day immediately preceding the Release Date, plus (iii) 100% of the face amount of all Cash constituting Acceptable Collateral and held in or credited to such Collateral Account on the Release Date after giving effect to such requested release and any Concurrent deposit or crediting of Cash into such Collateral Account plus (iv) the “good faith loan value” (within the meaning of Regulation U) of any other Acceptable Collateral not referenced in the preceding clauses held in or credited to such Collateral Account on the Release Date, as determined by Calculation Agent on the Release Date, after giving effect to such requested release and any Concurrent deposit or crediting of Cash Equivalents into such Collateral Account.

“Maximum Rate” has the meaning specified in Section 9.16.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (i) a reclassification or change of the Common Shares that results in a transfer of or an irrevocable commitment to transfer all of the Common Shares outstanding (excluding any Common Shares held by Issuer) to another Person, (ii) (A) a consolidation, amalgamation, merger or binding equity exchange of Issuer with or into, or a sale or other disposition of all or substantially all of Issuer’s consolidated assets to, another Person (other than a consolidation, amalgamation, merger or binding equity exchange in which Issuer is the continuing Person and the Common Shares are not exchanged for, or converted into, any other securities or property), or (B) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding equity exchange) by Issuer or any of its Subsidiaries, excluding (a) any transaction between Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (b) any transaction for which (x) Issuer or the relevant Subsidiary is the continuing Person and the Common Shares are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of Issuer, in each case, as of the date on which the transaction is announced, as determined by Calculation Agent or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains, or, if such transaction or event were consummated, would purchase or obtain, 100% of the outstanding Common Shares of Issuer (other than such Shares owned or controlled by such other Person), in each case, as reasonably determined by Calculation Agent; provided that any merger of Issuer solely for the purpose, and with the sole effect, of changing Issuer’s jurisdiction of incorporation, that results in a reclassification, conversion or exchange of outstanding Common Shares solely into common Equity Interests of the surviving entity shall not be a Merger Event.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Obligations” means, as of any date of determination, the Total Accrued Loan Amount on such date (with accrued interest calculated assuming interest is paid in kind) less the sum of (i) the face amount of all Cash credited to the Collateral Accounts on such date, (ii) 99% of the aggregate fair market value of Cash Equivalents constituting Acceptable Collateral on such date, as determined by Calculation Agent and (iii) the net proceeds of any Permitted Sale Transaction to be deposited in the Collateral Accounts evidenced by a trade ticket delivered to the Calculation Agent until the scheduled settlement date thereof (or, if earlier, the actual settlement date).

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“One Rock Entities” means the Fund Entity and its Affiliates.

“Ordinary Dividend” means (a) with respect to Preferred Shares, any Preferred Dividend and any Participating Dividend consisting of a Common Dividend described in clause (b) of this definition, and (b) with respect to the Common Shares, any regular, cash dividends on the Common Shares, in each case, as determined by the board of directors of Issuer.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Acceptable Collateral” means any Collateral (including Shares) that does not constitute Acceptable Collateral pursuant to clause (a) or (b) of the definition thereof, and is satisfactory to the Calculation Agent in its sole discretion (subject to Section 8.08).

“Other Acceptable Collateral Haircut” means a commercially reasonable discount to the value of any Other Acceptable Collateral, determined by the Calculation Agent (subject to Section 8.08), taking into account any applicable Transfer Restrictions, liquidity, volatility and other factors that the Calculation Agent deems appropriate, expressed as a percentage.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in any Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning specified in Section 9.07(b).

“Participant Register” has the meaning specified in Section 9.07(b).

“Participating Dividend” means a “Participating Dividend” as defined in the Certificate of Designations.

“Payment Recipient” has the meaning assigned to it in Section 8.10(a).

“Pension Plan” means, with respect to any Person, any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, such Person or any of its ERISA Affiliates.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR.”

“Permitted Assignee” means (i) each Lender hereunder as of the Closing Date, (ii) Bank of Montreal, Mitsubishi UFJ Financial Group, Inc., BNP Paribas, Citibank, N.A., Deutsche Bank AG, Goldman Sachs Bank USA, HSBC Bank plc, JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A., MUFG Union Bank, N.A., Natixis, Nomura International plc, Royal Bank of Canada, Société Généralé, Sumitomo Mitsui Banking Corporation, UBS AG, Wells Fargo Bank, N.A., Barclays Bank PLC, Bank of America, N.A., Banco Santander S.A. and Mizuho Bank, Ltd. (or, in the case of any of the foregoing, any successor thereto) and (iii) any Affiliate of the foregoing.

“Permitted Contact” means any employee or agent of a Lender or any Affiliate thereof identified by such Lender from time to time as being on the “private” side of its internal information wall and as a “Permitted Contact” for this purpose. “Permitted Contacts” with respect to Mizuho Bank, Ltd. as of the date of this Agreement include Mariano Gaut, Michael Ripp, Saurabh Mehta, Richard Park, Jacob Nimaroff, Donna DeMagistris, Raymond Ventura and Tracy Rahn.

“Permitted Liens” means (a) Liens imposed by Law for Taxes (x) that are not yet due or (y) that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, provided that any such Lien referred to in this clause (a)(y) is junior to the Liens granted pursuant to the Security Agreements and the Control Agreements, (b) Liens granted to the Applicable Lenders or the Custodian pursuant to the Security Agreements and Control Agreements, (c) Liens routinely imposed on all securities by the Custodian, to the extent permitted under the Control Agreements and (d) with respect to any deposit account of Borrower that does not constitute, or contain, Collateral, any customary Lien in favor of the depositary bank.

“Permitted Lock-Up Agreement” means any lock-up agreement with respect solely to transfers by Borrower entered into in connection with an underwritten offering of Shares, so long as, in each case, such lock-up agreement does not in any way apply to the pledge of Collateral Shares under the Security Agreements or any exercise of remedies by any Applicable Lender or its Affiliates.

“Permitted Restrictive Condition” means (a) any Existing Restrictive Condition and (b) any Restrictive Condition arising under a Permitted Lock-Up Agreement.

“Permitted Sale Transaction” has the meaning specified in Section 2.06(d)(i)(A).

“Permitted Transfer Restrictions” means (a) the Existing Transfer Restrictions and (b) any Transfer Restrictions arising under a Permitted Lock-Up Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.

“Plan Asset Regulation” means Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, as amended.

“Potential Facility Adjustment Event” means the announcement by any Person of any transaction or event that, if consummated, completed or effected, would constitute a Facility Adjustment Event, or of any material change therein or the termination thereof, all as determined by the Calculation Agent.

“Preferred Dividend” means a “Dividend” as defined in the Certificate of Designations.

“Preferred Share Collateral Value” means, at any time, the product of (a) the number of Preferred Shares that constitute Acceptable Collateral, (b) the number of Common Shares then issuable upon conversion of each Preferred Share (assuming the Issuer does not exercise any cash settlement right and assuming that any condition to conversion is satisfied), as determined by the Calculation Agent and (c) the Reference Price.

“Preferred Shares” means shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Issuer.

“Prepayment Amount” means, with respect to any prepayment of all or a portion of the Advances that occurs before the Prepayment Premium End Date, the product of (i) the principal amount of such Advances being prepaid, (ii) (A) the Applicable Margin (calculated assuming interest is paid in kind by addition to principal) multiplied by (B) 50% and (iii) (A) the number of days remaining (as of the scheduled date of such prepayment) to the Prepayment Premium End Date divided by (B) 360.

“Prepayment Premium End Date” means the date that is two years following the Closing Date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among the Applicable Lenders and the respective Collateral Accounts controlled by them, in proportion to each Applicable Lender’s Applicable Percentage (in each case, taken together with the Applicable Percentages of all Agented Lenders with respect to such Applicable Lender), (ii) for purposes of determining the allocation of interest payments among Lenders, in proportion to the interest that has accrued and remains unpaid on each Lender’s Advances and (iii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Share, USD 0.01 or item or unit of other securities or property, as applicable. For the avoidance of doubt, in the context of allocating Collateral of different types among the Applicable Lenders, (a) Cash Equivalents shall be considered a different type of Collateral than Cash and (b) Common Shares and Preferred Shares shall each be considered a different type of Collateral.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. § 252.2, §§ 252.81–8, 12 C.F.R. §§ 382.1-7 and 12 C.F.R. §§ 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

“Release Date” means, with respect to any requested release of Collateral pursuant to Section 2.06(d), the date of such requested release.

“Reference Price” means, at any time on any date of determination, the Closing Sale Price (a) on that date of determination, in the event that such determination is made after 4:00 p.m. on any Scheduled Trading Day and (b) otherwise, on the immediately preceding Scheduled Trading Day. Notwithstanding the foregoing, the “Reference Price” on any Disrupted Day shall be determined in good faith by the Calculation Agent.

“Register” has the meaning specified in Section 2.10(b).

“Registration Rights Agreement” means the registration rights agreement entered into pursuant to, and in substantially the form attached to, the Investment Agreement.

“Regulated Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed 50.1%, subject to Section 2.13.

“Responsible Officer” means, with respect to any Person (including Borrower), any of the chief executive officer, chairman, president, chief financial officer, chief strategy officer or any vice president, secretary, assistant secretary or director of such Person or, in the case of a limited partnership, such Person’s general partner, as applicable.

“Restrictive Condition” means (i) any shareholders’ agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to Shares and (ii) any restriction, condition or requirement (whether or not under any law, rule, regulation, regulatory order or Organization Documents or contracts) relating to Shares to which a holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject, including, without limitation, any registration requirement, ownership limitation, reporting or informational requirement or mandatory redemption or transfer.

“Rule 144” means Rule 144 under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; or (b) the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50 percent or more owned or controlled by one or more Persons identified in (a), or (d) any Person that is otherwise the target of Sanctions.

“Scheduled Maturity Date” means the third anniversary of the Closing Date.

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for trading for its regular trading session or, in the event that the Common Shares are not listed, traded or quoted on any Designated Exchange, any Business Day.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement dated as of December 18, 2013, among Garden Acquisition Holdings, Inc., Garden Merger Sub, LLC, The Brickman Group Ltd. LLC, the lending institutions from time to time parties thereto and Credit Suisse AG, as the Administrative Agent and the Collateral Agent, in the form filed as Exhibit 10.16 to the Issuer’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and without giving effect to any amendment thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreements” means the Pledge and Security Agreements, executed by Borrower, substantially in the form of Exhibit B.

“Separateness Provisions” has the meaning specified in Section 5.10.

“Set-off Party” has the meaning specified in Section 9.13.

“Share Hedging Transactions” has the meaning specified in Section 9.04(d).

“Shares” means Preferred Shares and Common Shares.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.“SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Spin-off” means any distribution, issuance or dividend to holders of the Shares of any capital stock or other securities of another issuer owned (directly or indirectly) by the Issuer or any Subsidiary thereof.

“Split-off” means any exchange offer by the Issuer or any Subsidiary thereof for its own Shares in which the consideration to be delivered to exchanging holders of the Shares is capital stock or other securities of another issuer owned (directly or indirectly) by the Issuer.

“Stock Price Trigger Event” means, on any Exchange Business Day, that the Reference Price for such Exchange Business Day is less than the Stock Price Trigger Threshold.

“Stock Price Trigger Threshold” has the meaning specified in the Additional Terms Letter.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender or any Affiliate of any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person that (x) results, or, if consummated, would result, in such Person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 20% of the Free Float (determined, for the avoidance of doubt, without regard to the beneficial ownership of such Person), in the case of any Person other than One Rock Entities, or (y) results, or, if consummated, would result, in a reduction of the Free Float by more than 5%, in the case of any acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of Shares or entry into a Long Position relating to Shares by One Rock Entities, in each case, as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other publicly available information as the Calculation Agent deems relevant.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0%, then Term SOFR shall be deemed to be 0%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means (a) with respect to Borrower, $1,000,000 and (b) with respect to the Issuer or any Material Subsidiary, $42,000,000.

“Total Accrued Loan Amount” means, at any time, the Total Loan Principal Amount, together with accrued and unpaid interest thereon, accrued and unpaid fees, and all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon to such time.

“Total Loan Principal Amount” means, at any time, the aggregate outstanding principal amount of all Advances (including, for the avoidance of doubt, any interest that has been paid in kind).

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Common Shares.

“Transactions” means the execution, delivery and performance by the Borrower and the Fund Entity (in the case of the Fund Indemnity) of the Margin Loan Documentation, the grant of the security interest contemplated hereby or thereby and all transactions contemplated under the Margin Loan Documentation, including the borrowing of the Advances and use of proceeds thereof.

“Transfer Restrictions” means, with respect to any item of Collateral, any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, convert, sell, assign or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any limitation, restriction or condition upon the conversion of Preferred Shares for Common Shares, (ii) any requirement that any conversion, sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (iii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iv) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the conversion, sale, pledge, assignment or other transfer or enforcement of such item of Collateral, and (v) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such item of Collateral being a “restricted security” or Borrower being an “affiliate” of the issuer of such item of Collateral, as such terms are defined in Rule 144).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.08(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee” has the meaning specified in the Additional Terms Letter.

“Withholding Agent” means Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Times Of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03. Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) except to the extent Agents’ or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b) Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c) Determinations, consents, approvals or any other actions or non-actions taken by or determined by any Agent or Lender shall be made in good faith and, unless otherwise stated herein, its sole discretion.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent, who shall give to each Lender prompt notice thereof, that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent, upon the request of any Lender, notifies Borrower that such Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05. Interest Rates; Benchmark Notification. The interest rate on any Advance may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.17 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, other than as a result of the Administrative Agent’s gross negligence or willful misconduct (as determined by the final non-appealable decision of a court of competent jurisdiction).

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. The Advances.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan in Dollars to Borrower on the Closing Date in the amount of such Lender’s Commitment as set forth on Schedule I hereto by making immediately available funds available to Borrower (or an account designated by Borrower) (any such loan, an “Advance”); provided that each Lender shall, at Borrower’s request, net the Advances due to Borrower against any amount payable by Borrower hereunder in accordance with each Lender’s respective Applicable Percentage. Borrower shall confirm to Lenders and Administrative Agent upon receipt of an Advance to the account designated by Borrower. Following the Closing Date, the unused portion of any Commitments shall be permanently terminated. If the Closing Date does not occur on or prior to August 28, 2023, all Commitments shall be permanently terminated on such date.

(b) Any Advance or any portion thereof, once prepaid or repaid, may not be reborrowed.

(c) At any time, Borrower shall use the same reference interest rate with respect to all Advances hereunder.

(d) No later than 10:00 a.m. at least one Business Day prior to the Closing Date (or such lesser period as the Administrative Agent and each Lender shall approve), Borrower shall notify Administrative Agent of its request for Advances on the Closing Date by providing a Borrowing Notice. Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such borrowing. If the Borrowing Notice is not given by the time referred to above, it shall be deemed to have been given on the next succeeding Business Day.

Section 2.02. Repayment Of Advances. Borrower hereby unconditionally promises to pay to Administrative Agent (or to an account designated by Administrative Agent) the Total Accrued Loan Amount on the Scheduled Maturity Date or any earlier date on which the Total Accrued Loan Amount becomes due and payable pursuant to the terms hereof. Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such repayment. After Administrative Agent’s receipt of the entire amount of the repayment, Administrative Agent shall transfer the repayment to each Lender, in accordance with such Lender’s Applicable Percentage with respect to the Facility.

Section 2.03. Interest.

(a) Subject to the provisions of Section 2.03(b), (i) each SOFR Advance shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin and (ii) each Base Rate Advance shall bear interest on the outstanding principal amount thereof from the date of conversion to a Base Rate Advance at a rate per annum equal to the Base Rate plus the Applicable Margin. In each case, such interest shall be payable on each Interest Payment Date; provided that, unless Borrower elects, by written notice to Administrative Agent at least five (5) Business Days prior to any Interest Payment Date, with respect to all or any portion of such interest that would otherwise be payable on such Interest Payment Date, to pay such interest in cash, interest shall be paid in kind, in which case such interest (or portion thereof as set forth in Borrower’s election notice) will be added, as of such Interest Payment Date, to the outstanding principal amount of the Advances on a Pro Rata Basis. The total amount of interest due on each Interest Payment Date shall be computed by the Administrative Agent on the immediately preceding Business Day, calculated on the basis of the actual days elapsed and a year of 360 days, in the case of SOFR Advances, and calculated on the basis of the actual days elapsed and a year of 365 or 366 days, as the case may be, in the case of Base Rate Advances.

(b) Default Interest. Notwithstanding the foregoing, if any amount is not paid when due hereunder, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal at all times to two percent (2%) above the interest rate otherwise applicable to such amount from the date such amount was due to but excluding the date that such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

(c) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Margin Loan Documentation, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Margin Loan Documentation. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.04. Fees. As set forth in the Additional Terms Letter and the Agent Fee Letter.

Section 2.05. Interest Rate Determinations. Administrative Agent shall give notice to Borrower and each Lender of the applicable interest rates for the purposes of Section 2.03 and any calculation related thereto.

Section 2.06. Prepayments Of Advances; Collateral Shortfall; Withdrawal Of Collateral.

(a) Borrower may prepay the outstanding principal amounts of the Advances (including with Cash held as Collateral), in whole or in part, accompanied by (i) accrued and unpaid interest thereon, (ii) the Prepayment Amount (if any) and (iii) any amount owed under Section 2.07(f) (and, in the case of a prepayment of all Advances, all other Obligations that are then due and payable or will become due and payable on account of such prepayment), at any time and from time to time upon notice thereof given to Administrative Agent, who shall give to each Lender prompt notice thereof, by Borrower not later than 12:00 p.m. on the date two Business Days prior to the date of any such prepayment in the case of a SOFR Advance and on the date one (1) Business Day prior to the date of such prepayment in the case of a Base Rate Advance; provided, however, that each partial prepayment of the Advances shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Notwithstanding anything in this Section 2.06(a) to the contrary, the notice requirements and prepayment minimum amount requirements shall be waived with respect to any prepayment made pursuant to Section 2.06(c)(ii) and 2.06(d)(i). Each prepayment notice delivered by Borrower pursuant to this Section 2.06(a) shall be irrevocable; provided that any such notice may state that prepayment of the Advances is conditioned upon the effectiveness of the receipt of the proceeds from a sale of Collateral or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied.

(b) Following the occurrence of any Mandatory Prepayment Event, the Calculation Agent may, or upon request of any Lender shall (or, if the Calculation Agent fails to do so promptly when requested, any Lender may), provide written notice to Borrower that it is requiring a prepayment pursuant to this Section 2.06(b) in connection therewith (a “Mandatory Prepayment Event Notice”). Within two (2) Business Days following receipt of such Mandatory Prepayment Event Notice, all Commitments shall immediately be terminated and Borrower shall pay to Administrative Agent the Total Accrued Loan Amount in accordance with Section 2.11.

(c) If a Collateral Shortfall occurs on any date on or after the Closing Date, Calculation Agent may, or, at the request of any Lender, shall (or, if the Calculation Agent fails to do so promptly when so requested, any Lender may), deliver a notice in the form set forth in Exhibit F hereto to Borrower and all other Lenders of the occurrence of such Collateral Shortfall (such notice, a “Collateral Call Notice”) not later than 8:00 p.m. on such date or, if Calculation Agent is not reasonably able to deliver such notice by such time due to operational difficulties or otherwise, as soon as reasonably practicable thereafter. Upon Borrower’s receipt of any Collateral Call Notice in accordance with Section 9.02, Borrower shall, prior to the relevant Cure Time, in an aggregate amount at least equal to the amount that would cause the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall first occurred) to be equal to the LTV Maintenance Level:

(i) post Cash, Cash Equivalents and/or Other Acceptable Collateral to the Collateral Accounts, in each case, on a Pro Rata Basis; and/or

(ii) prepay all or any portion of the outstanding principal amount of the Advances on a Pro Rata Basis and pay any related amounts, pursuant to Section 2.06(a).

Borrower and each Applicable Lender shall use commercially reasonable efforts to ensure that Custodian provides online informational access (or, if such online access is not available, to timely deliver account statements and advices of transactions) for all Collateral Accounts to Calculation Agent and each other Applicable Lender.

Not later than 2:00 p.m. on the Scheduled Trading Day following the first Scheduled Trading Day on which Borrower has received (in accordance with Section 9.02) the relevant Collateral Call Notice by the Collateral Call Notice Deadline, to the extent that the Collateral Shortfall has not otherwise been cured on such date, Borrower shall deliver a notice to Calculation Agent (which notice may be given by email) (x) acknowledging Borrower’s receipt of such Collateral Call Notice, (y) confirming that Borrower will cure the relevant Collateral Shortfall prior to the applicable Cure Time and (z) stating the manner in which Borrower expects to cure such Collateral Shortfall.

(d) Borrower shall only be permitted to request the release of Collateral if (x) Borrower delivers written notice of such release to Calculation Agent (who shall give to each Applicable Lender prompt notice thereof) on or before 5:00 p.m. on the second Business Day prior to the requested date of the release, and (y) Calculation Agent is reasonably satisfied that the additional conditions set forth in one of clauses (i) through (iii) below are met and that the condition set forth in clause (iv) below is met (in which case Calculation Agent shall promptly so notify each Applicable Lender):

(i) Borrower may request the release of any Collateral Shares from the Collateral Accounts as long as:

(A) the Collateral Shares are being released on a Pro Rata Basis for the purpose of settling sales of such Collateral Shares for Cash for fair market value and on an arm’s-length basis, where the scheduled settlement date for each such sale is no later than one then-standard settlement cycle on the Exchange following execution of such sale (any such sale that complies with the conditions set forth in Section 2.06(d)(i), a “Permitted Sale Transaction”) (including, for the avoidance of doubt, for purposes of converting any such Collateral Shares constituting Preferred Shares into Common Shares in connection with a Permitted Sale Transaction);

(B) (x) all of the cash proceeds of each such sale will be paid, on a delivery versus payment basis, to the Collateral Accounts, (y) immediately after giving effect thereto, the LTV Ratio shall be less than or equal to the LTV Collateral Release Level and (z) promptly upon receipt of such proceeds in the Collateral Accounts, such proceeds shall be paid to the Administrative Agent and used to prepay Advances pursuant to Section 2.06(a); provided that if, after giving effect to such prepayment, the LTV Ratio would be less than the LTV Collateral Release Level, then the Borrower shall be entitled to request a release to the Borrower of a portion of such cash proceeds (in lieu of such prepayment with such portion) up to an amount such that, after giving effect to such prepayment and release, the LTV Ratio is equal to the LTV Collateral Release Level; and

(C) no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default, Collateral Shortfall or Adjustment Determination Period shall have occurred and be continuing or would result from such release.

(ii) Borrower may request a transfer of Collateral consisting of Cash on a Pro Rata Basis from the Collateral Accounts to Administrative Agent, in accordance with Section 2.11 and, for the avoidance of doubt, without regard to Section 2.06(d)(i)(B), to pay Borrower’s Obligations pursuant to Section 2.03 and/or Section 2.06(a) or (b).

(iii) Borrower may request the release of Collateral Shares constituting Preferred Shares from the Collateral Accounts, on a Pro Rata Basis and, for the avoidance of doubt, without regard to Section 2.06(d)(i), for the purpose of exercising Borrower’s right of conversion thereof, as long as all Common Shares received in connection therewith are delivered directly to the Custodian and credited to the applicable Collateral Accounts as Acceptable Collateral and otherwise delivered pursuant to arrangements reasonably acceptable to the Lenders.

(iv) Notwithstanding anything to the contrary in this Section 2.06(d), at any time when the Collateral includes Common Shares, no Collateral shall be released from any Collateral Account if such release, after giving effect to any Concurrent deposit or crediting of Cash or Cash Equivalents into such Collateral Account and/or prepayment of the Advances owing to the Applicable Lender (including any Agented Lender with respect to such Applicable Lender) to whom such Collateral Account has been pledged, would either (I) cause the aggregate outstanding principal amount of all Advances owing to such Applicable Lender and any Agented Lender with respect to such Applicable Lender, together with accrued and unpaid interest thereon (such outstanding principal amount and accrued and unpaid interest, the “Applicable Credit”), to exceed the Maximum Loan Value of the Applicable Collateral or (II) increase the amount by which the Applicable Credit exceeds the Maximum Loan Value of the Applicable Collateral.

(e) Posting Additional Collateral. For the avoidance of doubt, on at least one Business Day’s notice to Calculation Agent, Borrower may post Cash or Cash Equivalents constituting Acceptable Collateral to the Collateral Accounts at any time; provided that each type of Collateral shall be posted to the Collateral Accounts on a Pro Rata Basis; provided further that such Collateral to be posted under this Section 2.06(e) at any one time shall be in a minimum amount of $5,000,000, and such posted Collateral shall not be taken into account for purposes of determining the LTV Ratio on the Business Day on which such Collateral is posted unless (i) at least one (1) Business Day’s notice to Calculation Agent have elapsed and (ii) such Collateral is deposited into the Collateral Accounts, with a SWIFT code evidencing such posting to be furnished to the Calculation Agent, prior to 2:00 p.m. on such Business Day. Borrower shall direct the Issuer or its transfer agent to deposit into, or credit to, the relevant Collateral Accounts on a Pro Rata Basis, or, in the case of any property or assets other than Cash and securities entitlements, deliver to the Custodian (subject to the Applicable Lenders’ reasonable delivery instructions) on a Pro Rata Basis, any Ordinary Dividend or Extraordinary Distribution paid or distributed on the Collateral Shares or any securities or securities entitlements (x) exchanged for, or delivered upon conversion of, the Collateral Shares in a Merger Event or otherwise or (y) delivered in respect of the Collateral Shares in connection with a Spin-off, and if any such Cash, securities, securities entitlements or other property or assets are received by Borrower or any of its Affiliates for any reason, Borrower shall, or shall cause such Affiliate to, make such deposit or delivery as promptly as practicable and in any event no later than two Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Applicable Lenders), subject, in each case, to any subsequent release thereof in accordance with Section 2.06(d). Borrower shall not tender any Collateral Shares in any exchange offer (including, without limitation, a Split-off) without the consent of each Lender.

Section 2.07. Increased Costs; Break Funding. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein; or

(iii) subject any Lender or Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Lender or Administrative Agent of making or maintaining the Advances hereunder or to reduce the amount of any sum received or receivable by any Lender or Administrative Agent hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or Administrative Agent such additional amount or amounts as will compensate such Lender or Administrative Agent for such reasonable additional costs incurred or reduction suffered.

(b) If a Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any actual losses with respect to such reduction.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts (and the calculation thereof) necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Administrative Agent, who shall deliver or cause to be delivered such certificate to Borrower. Such certificate shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 2.07 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing, if any Lender requests compensation under this Section 2.07 or Borrower must pay increased amounts or any amounts for Indemnified Taxes pursuant to Section 2.08, then the applicable Lender will, if requested by Borrower, use commercially reasonable efforts to designate another lending office for any Advance, or portion thereof, affected by the relevant event if, in the judgment of such Lender, such designation would (i) avoid the requirement for or reduce the amount of such compensation, increased amounts or amounts for Indemnified Taxes, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that such efforts need only be made on terms that, in the commercially reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 2.07(e) shall affect or postpone any of the Obligations of Borrower or the rights of such Lender pursuant to Section 2.07(a) through (d) or Section 2.08. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(f) In the event of (i) the payment of any principal of any SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any SOFR Advance other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default) or (iii) the failure to borrow, convert, continue or prepay any SOFR Advance on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(g) All of Borrower’s obligations under this Section 2.07 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.08. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08) each Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Without duplication of other amounts payable by the Borrower under this Section 2.08, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.08, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Indemnification by Borrower. Borrower shall indemnify Lenders and Agents, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) payable or paid by such Lenders or Agents or required to be withheld or deducted from any payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability delivered to Borrower (with a copy to Administrative Agent), or by Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Status of Lenders.

(i) If any Lender is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Margin Loan Documentation, it shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(e)(ii)(A), (B) and (D) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) if any Lender is a U.S. Person, it shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) if any Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by Borrower or Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Margin Loan Documentation, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Margin Loan Documentation, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or an applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipients) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Margin Loan Documentation would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Lender or Agent, shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or Agent be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(b) of the Additional Terms Letter relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Margin Loan Documentation, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)

(i) Borrower shall deliver to any Lender, Agent or Custodian, at the time or times reasonably requested by such Lender, Agent or Custodian, such properly completed and executed documentation that Borrower is legally entitled (including pursuant to its Organization Documents and other confidentiality obligations) to deliver and that is reasonably requested by such Lender, Agent or Custodian in order to permit such Lender, Agent or Custodian to exercise its rights under Article 7 of this Agreement in a manner that will avoid or, to the extent possible, minimize withholding Tax upon a disposition of the Collateral Shares; provided that, notwithstanding anything to the contrary in this Section 2.08(h)(i), the preparation or delivery of such documentation shall not be required if in Borrower’s reasonable and good-faith judgment such preparation or delivery would subject Borrower (or its Affiliates) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Borrower (or its Affiliates); and

(ii) Without limiting Section 2.08(h)(i), Borrower shall deliver to each Agent, on or before the Closing Date (and thereafter promptly from time to time upon the reasonable request of an Agent), a duly executed original IRS Form W-9. Borrower shall promptly notify each Agent at any time it determines that it is no longer in a position to provide the IRS Form or certification described in the preceding sentence.

(i) Administrative Agent, and any successor or supplemental Administrative Agent or sub-agent, shall deliver to Borrower, on or before the date on which it becomes a party to this Agreement, either (x) a properly completed and duly executed original copy of IRS Form W-9 establishing that it is not subject to U.S. federal backup withholding, or (y) a properly completed and duly executed original copy of IRS Form W-8IMY, with the effect that Borrower may make payments to Administrative Agent, to the extent such payments are received by Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States.

(j) Survival. Each party’s obligations under this Section 2.08 shall survive the resignation or replacement of the Administrative Agent or the assignment of rights by, or the replacement of, any Lender, the termination of any Lender’s Commitments and the repayment, satisfaction or discharge of all obligations under any Margin Loan Documentation.

Section 2.09. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Borrower and Administrative Agent that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make or maintain Advances hereunder as SOFR Advances or to determine or charge interest rates based on Term SOFR, then any obligation of such Lender to make or continue such Advances shall be terminated and all such Advances shall become Base Rate Advances either on the next succeeding Interest Payment Date, if such Lender may lawfully continue to maintain the Advances to such day, or immediately, if such Lender may not lawfully continue to maintain the Advances.

Section 2.10. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The entries maintained in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

(b) Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a copy of each assignment effected pursuant to Section 9.07(a) and accounts in which it will record (i) the names and addresses of Lenders, (ii) the amount of each Advance made hereunder, (iii) the amount of any principal and stated interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iv) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s Applicable Percentage thereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this

Agreement; provided that the failure of Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(c) No promissory note shall be required to evidence the Advances by Lenders to Borrower. Upon the request of a Lender, Borrower shall prepare, execute and deliver to such Lender a promissory note, payable to such Lender and its registered assigns and in a form approved by such Lender, which shall evidence the Advances to Borrower by such Lender in addition to such records. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11. Payments And Computations.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 11:00 a.m. on the day when due (subject to Section 2.06(c), with respect to any payment made to cure a Collateral Shortfall) in Dollars to Administrative Agent in immediately available funds. Administrative Agent shall promptly distribute to each Lender its share, determined on a Pro Rata Basis (or other applicable basis as provided herein), of such payment in like funds as received by wire transfer to such Lender. All payments received by Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day (subject to Section 2.06(c), with respect to any payment made to cure a Collateral Shortfall) and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder would be due on a day other than a Business Day (other than any payment in connection with a Collateral Shortfall), such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c) All payments (including prepayments and, subject to Section 2.13, any other amounts received hereunder in connection with the exercise of any Applicable Lender’s rights after an Event of Default) made by Borrower to Administrative Agent under any Margin Loan Documentation shall be applied to amounts then due and payable in the following order, ratably in accordance with the percentage of any such amounts owed to each Lender: (A) any expenses and indemnities payable by Borrower to Administrative Agent under any Margin Loan Documentation; (B) any expenses and indemnities payable by Borrower to Lenders under any Margin Loan Documentation; (C) to any accrued and unpaid interest and fees due under this Agreement; (D) to principal payments on the outstanding Advances; and (E) to the extent of any excess, to the payment of all other Obligations under the Margin Loan Documentation; provided that, in the case of an exercise of remedies, a Lender may elect the order in which different Advances are deemed to be paid.

Section 2.12. [Reserved].

Section 2.13. Accelerating Lenders.

(a) Notwithstanding anything to the contrary herein (but subject to clause (b) below), if one or more Lenders become Accelerating Lenders:

(i) each Accelerating Lender, solely for purposes of determining the rights and obligations of such Lender vis á vis Borrower, shall be deemed to be:

(A) the Administrative Agent and Calculation Agent hereunder; and

(B) the sole Lender hereunder for all purposes and, for the avoidance of doubt, no other Lender’s consent shall be necessary for any modification of such rights and obligations; and

(ii) solely for purposes of determining the rights and obligations of all Lenders that are not Accelerating Lenders among themselves and vis á vis Borrower:

(A) each Accelerating Lender shall be deemed to no longer be a Lender hereunder and, for the avoidance of doubt, such Accelerating Lender’s consent shall not be necessary for any modification of such rights and obligations; and

(B) if the Administrative Agent or Calculation Agent is an Accelerating Lender, a replacement therefor shall be selected from among the Lenders that are not Accelerating Lenders as if such Agent had resigned.

(b) Notwithstanding the foregoing, following one or more Lenders becoming Accelerating Lenders, Borrower, for the avoidance of doubt, shall not make any payments of its Obligations or post any Collateral except on a Pro Rata Basis (without regard to clause (a) above). For the avoidance of doubt, the application of proceeds received by an Applicable Lender in respect of an exercise of its remedies under the Margin Loan Documentation shall not be considered a payment by Borrower for purposes of this Section 2.13(b).

Section 2.14. Administrative Agent’s Clawback.

(a) [Reserved.]

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Obligations of Lenders Several. The obligations of Lenders hereunder to make Advances and to make payments pursuant to Section 9.04(e) are several and not joint. The failure of any Lender to make any Advance or to make any payment under Section 9.04(e) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 9.04(e).

Section 2.15. [Reserved.]

Section 2.16. Periodic Rebalancing.

(a) Subject to Section 2.13, if, as of any Interest Payment Date (or any other date on which any Applicable Lender gives written notice to Calculation Agent that a rebalancing required on any Interest Payment Date or any posting or release of Collateral did not occur on a Pro Rata Basis), the Collateral in the Collateral Accounts is not held on a Pro Rata Basis for any reason, then on, or as promptly as practicable following, such date, the Applicable Lenders shall cause any transfers of Collateral from the Collateral Accounts that they control to Collateral Accounts controlled by other Applicable Lenders as may be necessary, as determined by Calculation Agent, to ensure that the Collateral in the Collateral Accounts is held on a Pro Rata Basis. Each Applicable Lender agrees to cooperate in good faith with Calculation Agent to effect such rebalancing, including, for the avoidance of doubt, by submitting written instructions to the Custodian to effect such transfers. Borrower hereby consents to such transfers.

(b) In connection with any transfer of Collateral Shares to a Collateral Account pursuant to this Section 2.16 or otherwise, Borrower shall comply and use reasonable efforts to cause Custodian to comply, with any request of the Applicable Lender that controls such Collateral Account to transfer such Collateral Shares to a separate sub-account under the relevant Collateral Account controlled by such Applicable Lender.

Section 2.17. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Margin Loan Documentation, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Margin Loan Documentation in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Margin Loan Documentation and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement

Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Margin Loan Documentation in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Margin Loan Documentation so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable at the Borrower’s election on a monthly or quarterly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Margin Loan Documentation, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Margin Loan Documentation.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Margin Loan Documentation, except, in each case, as expressly required pursuant to this Section 2.17.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Margin Loan Documentation, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, any outstanding affected SOFR Advances will be deemed to have been converted to Base Rate Advances at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.18. Inability to Determine Rates. Subject to Section 2.17, if, on or prior to the first day of any Interest Period for any SOFR Advance, (a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or (b) the Required Lenders determine that for any reason that Term SOFR for any Interest Period with respect to a SOFR Advance does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any outstanding affected SOFR Advances will be deemed to have been converted into Base Rate Advances at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.07(f). Subject to Section 2.17, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lenders that:

Section 3.01. Organization; Powers. Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation, and consummate the Transactions, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the powers of and have been duly authorized by all necessary action by Borrower. Each document included in the Margin Loan Documentation to which it is a party has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any of its assets (including the Investment Agreement and Registration Rights Agreement), or give rise to a right thereunder to require any payment to be made by Borrower, (iv) will not result in the creation or imposition of any Lien on any asset of Borrower, except Liens created pursuant to the Margin Loan Documentation, (v) will not violate any trading policy of the Issuer applicable to Borrower, including, but not limited to, the Issuer’s “blackout” policy and (vi) will not violate or require any consent under the Organization Documents of the Issuer.

Section 3.04. Financial Condition. The Borrower’s Financial Information delivered to the Lenders is true and correct in all material respects. Borrower has no material assets other than the Collateral nor any Indebtedness or monetary obligations other than the Obligations.

Section 3.05. Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened in writing against Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

Section 3.06. Compliance With Laws.

(a) Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties.

(b) Borrower is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act, including in respect of the transactions contemplated hereunder.

(c) The Transactions, including the use of proceeds of the Advances and all actions with respect to the Collateral, comply and will comply with the Margin Regulations.

Section 3.07. Investment Company Status. Borrower is not, and after giving effect to the contemplated Transactions will not be, required to register as an “investment company” under the United States Investment Company Act of 1940.

Section 3.08. Taxes. Borrower has timely filed (taking into account applicable extensions) all material income Tax returns and other material Tax returns which are required to be filed by it in all jurisdictions and has paid all material Taxes, assessments, claims, governmental charges or levies imposed on it or its properties which are due and payable (other than any amount (i) the validity of which is currently being contested in good faith, (ii) with respect to which reserves have been provided for in accordance with GAAP and (iii) as to which no Collateral would become subject to forfeiture or loss as a result of such contest). There is no material proposed tax assessment asserted in writing against Borrower. Borrower is a U.S. Person for U.S. federal income tax purposes. As of the Closing Date, Borrower is not subject to income Tax in any jurisdictions other than the United States or any subdivision thereof.

Section 3.09. Disclosure. Borrower has disclosed to each Agent and Lender (x) all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (y) any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, relating to the Collateral Shares. All information provided by or on behalf of Borrower to the Agents and Lenders in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the Transactions is complete and correct in all material respects and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

Section 3.10. Agreements. Borrower is not a party to, nor are its assets bound by, any agreement or instrument, other than those permitted under Section 6.10, and Borrower is not in default under any provision of any such agreement or instrument.

Section 3.11. Solvency. With respect to Borrower, (i) the present fair market value of such Person’s assets exceeds the total amount of such Person’s liabilities (including contingent liabilities), (ii) such Person has capital and assets sufficient to carry on its businesses, (iii) such Person is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) such Person does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the consummation of the Transactions.

Section 3.12. Trading And Other Restrictions.

(a) Borrower owns all of its assets (including all of the Collateral pledged pursuant to a Security Agreement) free and clear of Liens, other than Permitted Liens.

(b) Borrower has not made nor consented to, nor is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its properties, including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Lenders under the Margin Loan Documentation and Permitted Liens.

(c) The holding period (as determined in accordance with Rule 144) of Borrower and each Lender with respect to the Collateral Shares began no later than the Closing Date. The Collateral Shares are eligible for resale pursuant to Rule 144A under the Securities Act.

(d) The Collateral Shares (i) are not subject to any Transfer Restrictions or Restrictive Conditions, other than Permitted Transfer Restrictions or Permitted Restrictive Conditions, (ii) (x) do not contain any restrictive legends (it being understood that the Issuer Agreements do not constitute “restrictive legends” for this purpose) other than any legend set forth in the Investment Agreement as in effect on the date hereof and (y) do not require any opinions from counsel, or the removal of any “stop transfer order,” or the delivery of any documentation, prior to the sale of such Collateral Shares and (iii) are not subject to any shareholders’ agreement, investor rights agreement or any other similar agreement or any voting or other contractual restriction, other than the Investment Agreement, the Registration Rights Agreement and the Issuer Agreements.

Section 3.13. Subsidiaries. Borrower does not have any Subsidiaries.

Section 3.14. Anti-Corruption Laws And Sanctions. Borrower, to the knowledge of Borrower, its managers, directors, officers, employees, and agents, as applicable, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Neither Borrower nor to the knowledge of Borrower, any managers, directors, officers, employees, or agents of Borrower is a Sanctioned Person.

Section 3.15. Material Nonpublic Information. Borrower is not entering into the Margin Loan Documentation or the Transactions on the basis of any Material Nonpublic Information with respect to the Issuer or the Shares that Borrower expects to result in a significant decline in the aggregate market value of the Common Shares.

Section 3.16. Employee Matters. Borrower does not have and has never had (a) any employees and it has never directly contracted with individuals who are not independent contractors, (b) to maintain, contribute to, or any direct obligation to maintain or contribute to, any Employee Benefit Plan, and (c) any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates, that exceed the Threshold Amount. No Person treated as an independent contractor by Borrower shall have been classified as an employee by any Governmental Authority.

Section 3.17. No Plan Assets. The assets of Borrower do not constitute Plan Assets.

Section 3.18. Conduct Of Business. Borrower is not engaged in any business or activity other than (a) holding Shares, Cash and Cash Equivalents and any Other Acceptable Collateral, ministerial activities incidental thereto and otherwise expressly contemplated herein, (b) performing its obligations under the Margin Loan Documentation and the Transactions and (c) payment of Taxes and administrative fees, including as necessary for compliance with this Agreement or the other Margin Loan Documentation.

Section 3.19. Separateness. Borrower is, and has at all times since its formation been, in compliance with the Separateness Provisions.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01. Conditions Precedent To The Advances on the Closing Date. The obligation of Lenders to make the Advances hereunder on the Closing Date is subject to satisfaction, or waiver by each Lender hereunder that has a Commitment, of the following conditions precedent:

(a) Each Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to each of the Lenders:

(i) duly executed counterparts of the Margin Loan Documentation (other than the Agent Fee Letter), dated on or prior to the Closing Date;

(ii) (A) a certificate of Borrower dated on or prior to the Closing Date and executed by its Authorized Representative, which shall (1) certify the resolutions authorizing the execution, delivery and performance of the Margin Loan Documentation to which Borrower is a party and the Transactions to be consummated by it on such date and (2) contain appropriate attachments, including the Organization Documents of Borrower and the engagement letter(s) for, or other reasonably satisfactory evidence of the engagement of, an independent manager for Borrower and (B) a long form good standing certificate for Borrower from its jurisdiction of organization;

(iii) a solvency certificate of Borrower from an Authorized Representative thereof, dated on or prior to the Closing Date;

(iv) a favorable opinion of counsel to Borrower, addressed to Lenders and the Administrative Agent, in form and substance reasonably satisfactory to each Lender, dated on or prior to the Closing Date;

(v) the results of a recent Lien and judgment search in the jurisdiction of organization of Borrower, and such search shall reveal no Liens on any of the assets of, or judgments, against Borrower, except for Permitted Liens;

(vi) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreements;

(vii) FRB Form U-1 completed to satisfaction of Lenders and duly executed by Borrower; and

(viii) any information or documentation reasonably requested by any Lender or Agent at least three (3) Business Days prior to the Closing Date pursuant to Section 9.15.

(b) On or prior to the Closing Date, the Collateral Accounts for the Lenders making the Advances shall have been established by Borrower; and Borrower shall have executed and delivered all account opening documentation required by Custodian.

(c) All reasonable and documented out-of-pocket fees or expenses required to be paid under the Margin Loan Documentation on or before the Closing Date, including the Upfront Fee and counsel fees invoiced at least one Business Day prior to such date, shall have been paid on or before such date, or, in the case of the Upfront Fee or any analogous fee, Borrower shall have elected to net such amount against the relevant Advances hereunder.

(d) Each of the representations and warranties contained in the Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

(e) [Reserved].

(f) Borrower shall have delivered to each Lender a certificate from a Responsible Officer of Borrower in the form set forth in Exhibit A hereto, dated on or prior to the Closing Date, which shall contain representations that the conditions set forth in Subsections (b), (d), (g) and (h) of this Section 4.01 have been satisfied.

(g) Immediately after giving effect to the Advances, the LTV Ratio (calculated assuming 334,038 Preferred Shares constitute Acceptable Collateral) shall not exceed the Initial LTV Level.

(h) No Mandatory Prepayment Event shall have occurred that has not been cured or waived, and no Default, Event of Default, Collateral Shortfall or Adjustment Determination Period shall have occurred and be continuing, in each case on the Closing Date, and none of the foregoing shall result from such Advances or the application of the proceeds therefrom and any related Collateral deliveries.

(i) Borrower shall have delivered to Administrative Agent a duly executed Borrowing Notice by 10:00 a.m. at least one Business Day prior to the Closing Date.

The borrowing of the Advances shall be deemed to constitute a representation and warranty by Borrower on the date of such borrowing as to the matters specified in Subsections (b), (d), (g) and (h) above.

ARTICLE 5

AFFIRMATIVE COVENANTS OF BORROWER

On and after the Closing Date and so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

Section 5.01. Financial Statements. Borrower shall furnish to each Lender and Calculation Agent, or cause to be furnished to each Lender and Calculation Agent, (a) within 30 days after the end of each calendar quarter, a certificate of Borrower’s Authorized Representative certifying (i) that Borrower’s only assets consist of Collateral, Cash and Cash Equivalents, (ii) the number of Shares Borrower owned as of the last day of such quarter, (iii) that Borrower’s only Indebtedness and monetary obligations (other than the Obligations) are listed on a schedule to such certificate and (iv) whether any Defaults occurred during such calendar quarter and, if so, specifying details with respect thereto; and (b) such additional information regarding the business or financial affairs of Borrower, or compliance with the terms of the Margin Loan Documentation, as Calculation Agent or Lenders may from time to time reasonably request.

Section 5.02. Notices Of Material Events. Borrower shall furnish to Calculation Agent and each Lender or cause to be furnished to Calculation Agent and each Lender, as promptly as reasonably practicable after obtaining actual knowledge thereof, notice of:

(a) the occurrence of (i) any Default, (ii) any matter which has resulted or that Borrower reasonably expects could result in a Material Adverse Effect, (iii) the receipt of any notice of any governmental investigation or any litigation commenced or threatened in writing against Borrower where Borrower is specifically named in such investigation or litigation or (iv) any actual or potential liabilities with respect to any Pension Plan that exceed the Threshold Amount; or

(b) (i) the imposition of, or any event or transaction that, if consummated, would result in the imposition of, any Transfer Restriction (other than Existing Transfer Restrictions) or Restrictive Condition (other than Existing Restrictive Conditions) on the Collateral or a requirement that Tax be withheld from the proceeds of a sale of the Collateral Shares upon a foreclosure, (ii) any Facility Adjustment Event, any Potential Facility Adjustment Event or any Mandatory Prepayment Event or (iii) any Lien (other than Permitted Liens) or “adverse claim” (within the meaning of Section 8-502 of the UCC) made or asserted against any of the Collateral.

In addition, Borrower shall furnish to Calculation Agent and each Lender at least five (5) Business Days’ prior written notice of any proposed change to its “Independent Manager” (as defined in its Organization Documents).

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Representative of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. Borrower shall at all times preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04. Payment of Obligations. Borrower shall file all material income Tax returns and other material Tax returns which are required to be filed by it, and shall pay and discharge, as and when the same shall become due and payable, all material Taxes and any other liabilities imposed upon it or upon its property; provided that no such Tax or liability needs to be paid or discharged if (i) it is being contested in good faith by appropriate proceedings, (ii) reserves, in accordance with GAAP, have been provided for and (iii) such Tax or liability would not result in the forfeiture or loss of any Collateral or otherwise give rise to a Material Adverse Effect.

Section 5.05. Compliance With Laws. Borrower shall comply with the requirements of all applicable Laws, all orders, writs, injunctions and decrees applicable to it or its property, its Organization Documents, the Organization Documents of the Issuer and any Transfer Restriction applicable to the Collateral Shares, except to the extent the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Borrower will maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.06. Provision of Public Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower shall not, and shall cause all other One Rock Entities not to, and Borrower shall not be obligated to, provide any Agent or any Lender (other than a Permitted Contact) with any Material Nonpublic Information with respect to the Issuer, its Subsidiaries or their securities in any document or notice required to be delivered pursuant to this Agreement, any other Margin Loan Documentation or any communication pursuant to, or directly related to, this Agreement or any other Margin Loan Documentation (each a “Communication”) and in delivering, or permitting any other One Rock Entity to deliver, any Communication, Borrower shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower acknowledges and agrees that if any Lender or any of such Lender’s Affiliates receives from Borrower or any other One Rock Entity any Material Nonpublic Information at any time in connection with this Agreement or any other Margin Loan Documentation, such Lender or such Affiliate may disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person.

Section 5.07. Compliance With Exchange Act Requirements. Borrower shall comply in all material respects with its reporting obligations under Sections 13 and 16 of the Exchange Act, in respect of the transactions contemplated hereunder; provided that, except in the case of any Form 3, Form 4 or Form 5 filings that do not disclose any terms of the Facility (other than its existence and the number of Collateral Shares pledged in respect thereof) or the name of any Agent or Lender, Borrower shall give prior notice to Calculation Agent, who shall give to each Lender prompt notice thereof, of any public filing regarding the Margin Loan Documentation by Borrower and its Affiliates and provide Calculation Agent with copies to be distributed to each Lender of any report a reasonable time prior to filing thereof, and (x) except in the case of filings by the Issuer, shall comply (or cause its Affiliate to comply, as the case may be), or (y) in the case of filings by the Issuer that disclose any economic terms of the Facility or attach any Margin Loan Documentation as an exhibit thereto, shall use reasonable efforts to cause the Issuer to comply, with any reasonable request of Calculation Agent to seek confidential treatment of any information therein that Calculation Agent considers to be proprietary or sensitive business information.

Section 5.08. Further Assurances. Upon the request of any Applicable Lender through Calculation Agent, Borrower shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Applicable Lender may reasonably determine necessary in order to ensure that the Collateral Requirement is satisfied.

Section 5.09. Books And Records. Borrower shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its respective business and activities.

Section 5.10. Special Purpose Entity; Maintenance Of Separateness. Borrower shall:

(a) maintain its own separate books and records and bank accounts;

(b) at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity;

(c) file or cause to be filed its own Tax returns, if any, as required under applicable law and this Agreement;

(d) hold all of its assets in its own name and not commingle its assets with assets of any other Persons;

(e) strictly comply with all organizational formalities to maintain its separate existence;

(f) maintain separate records and accounts;

(g) pay its own liabilities out of its own funds;

(h) cause its members, Responsible Officers, agents and other representatives to act at all times with respect to it consistently and in furtherance of the foregoing; and

(i) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate of Borrower, including for services performed by an employee of such Affiliate (the foregoing provisions in this Section 5.10, the “Separateness Provisions”).

Section 5.11. Notices; Conversion Information. Borrower shall promptly (and in any event within two Business Days of receipt) deliver to each Lender a copy of any notice relating to the Preferred Shares that it receives from the Issuer. Promptly (and in any event within two Business Days) upon request of any Lender from time to time, Borrower agrees to request from the Issuer the Issuer’s calculation of the number of Common Shares issuable upon conversion of the Preferred Shares at such time, including information relevant to such calculation (including, without limitation, the then-current liquidation preference, accrued dividend amount and conversion price of the Preferred Shares, as applicable), and to provide such calculation and information to the Lenders promptly (and in any event within two Business Days) upon receipt by Borrower from the Issuer.

Section 5.12. Independent Manager. Borrower shall ensure, at all times, that it has an “Independent Manager” (as defined in its Organization Documents, as in effect on the Closing Date), and that the fees and expenses under the engagement letter for such “Independent Manager” are paid as and when they become due.

Section 5.13. ERISA Plan Assets. Borrower agrees to promptly notify the Calculation Agent and each Lender if the assets of Borrower constitute or may reasonably be expected to constitute Plan Assets as advised by counsel to such Person.

ARTICLE 6

NEGATIVE COVENANTS

On and after the Closing Date and so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

Section 6.01. Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than the Obligations under the Margin Loan Documentation.

Section 6.02. Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon the Collateral, except for Permitted Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any other property or asset owned by it, except for Permitted Liens.

Section 6.03. Business Activities. Borrower shall not engage in any business or activity other than (a) holding the Shares, Cash, Cash Equivalents and Other Acceptable Collateral, ministerial activities incidental thereto or activities otherwise expressly permitted hereunder, and (b) performing its obligations under the Margin Loan Documentation and the Transactions. Borrower shall not engage in any merger, consolidation, amalgamation or similar transaction.

Section 6.04. Investments And Acquisitions. Borrower shall not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than Shares, Cash Equivalents and Other Acceptable Collateral.

Section 6.05. Distributions. Borrower shall not make any dividend, distribution or other payment in respect of its Equity Interests (including in connection with any repurchase thereof), unless (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the property or assets delivered by Borrower in respect of such dividend, distribution or payment does not constitute Collateral.

Section 6.06. Investment Company. Borrower shall not be required to register as an “investment company” under the United States Investment Company Act of 1940.

Section 6.07. No Amendment Of Organization Documents. Borrower shall not consent to or permit any amendment, supplement, modification or waiver of any of the terms or provisions of its Organization Documents (i) (a) relating to the power to enter into, and perform its obligations under, the Margin Loan Documentation, (b) corresponding to the Separateness Provisions or the provisions set forth in this ARTICLE 6, or (c) relating to the “Independent Manager” (as defined therein), without the written consent of Calculation Agent, or (ii) if such amendment, supplement, modification or waiver (a) would materially impair or diminish, or circumvent, any term or provision described in clause (i) above or (b) could reasonably be expected to result in a Material Adverse Effect, in each case as reasonably determined by Calculation Agent, without the written consent of Required Lenders.

Section 6.08. Transactions With Affiliates. Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for (a) transactions that are incidental to holding the Shares, Cash and Cash Equivalents and performing its obligations under the Margin Loan Documentation and the Transactions, (b) transactions that are on terms and conditions substantially as favorable to Borrower as could be obtained on an arm’s-length basis from unrelated third-parties, (c) transactions and payments contemplated by customary transaction fee, expense reimbursement and similar arrangements (including agreements with “operating partners”) and routine administrative agreements (including engagement letters); provided that Borrower shall not have any monetary obligations under such customary transaction fee, expense reimbursement and similar arrangements (including agreements with “operating partners”) or any other routine administrative agreements entered into in accordance with Section 6.10(c)(ii) exceeding, in the aggregate, $1,000,000 per annum (excluding any fees or expenses paid (x) on or around the Closing Date or (y) following the Closing Date to the extent funded from the proceeds of any issuance of equity interests by Borrower made substantially concurrently with the payment of any such amounts), or (d) issuances of equity interests (including “profits interests”) by Borrower to any One Rock Entity or any employees or “operating partners” of Borrower or any One Rock Entity; provided that this Section 6.08 shall not prohibit contributions of Cash, Cash Equivalents or Other Acceptable Collateral to Borrower from its equityholders or distributions that are permitted under Section 6.05.

Section 6.09. Formation Of Subsidiaries. Borrower shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.10. Agreements. (i) Borrower shall not enter into any agreement other than (a) the Organization Documents of Borrower, the engagement letter with respect to the “Independent Director” (as defined in such Organization Documents) and any grant agreements for the issuance of Class B Units (as defined in the Organizational Documents) , (b) the Margin Loan Documentation, the Investment Agreement, the Registration Rights Agreement and any Permitted Lock-Up Agreement and other ancillary agreements related thereto, (c) (i) agreements to implement arrangements and transactions permitted by Section 6.08 consistent with the terms thereof and (ii) routine administrative agreements (including engagement letters) entered into in the ordinary course of Borrower’s business, provided that Borrower shall not have any monetary obligations under such agreements described in this clause (c) exceeding, in the aggregate, $1,000,000 per annum (excluding any fees or expenses paid (x) on or around the Closing Date or (y) following the Closing Date to the extent funded from the proceeds of any issuance of equity interests by Borrower made substantially concurrently with the payment of any such amounts), and (d) any agreement or agreements relating to any Permitted Sale Transactions; provided that, in the case of clause (d), Borrower shall not have any obligations thereunder, other than the obligation to deliver Shares substantially contemporaneously with the deposit of the related proceeds thereof into the relevant Collateral Accounts and as are customary for underwriting agreements and certificates, Permitted Lock-Up Agreements and other documentation thereunder relating to such Permitted Sale Transactions (it being understood that any indemnity provided by Borrower therein shall only relate to information contained in the relevant offering document, if any, relating to Borrower and the Shares sold by Borrower), and (ii) Borrower shall not enter into or suffer the existence of any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction with respect to the Collateral Shares, other than the Issuer’s Organization Documents, the Borrower’s Organizational Documents, the Investment Agreement, the Registration Rights Agreement, the Issuer Agreements and any Permitted Lock-Up Agreement.

Section 6.11. No Impairment of Collateral Shares. Borrower shall not take any action that would impair any Applicable Lender’s security interest in the Collateral Shares, or its ability to exercise remedies against the Collateral Shares (including without limitation by imposing any Transfer Restrictions or Restrictive Conditions on the Collateral Shares or entering into any shareholders’ agreement or a lock-up agreement other than a Permitted Lock-Up Agreement). Borrower shall not consent to any amendment to the terms of the Certificate of Designations without the consent of each Lender.

Section 6.12. Compliance With Margin Regulations. Borrower shall not, and shall cause each of its Affiliates not to, take any action with respect to the proceeds of any Advance that is in violation of the Margin Regulations.

Section 6.13. Sanctions. Borrower shall not use the proceeds of any Advance (a) in violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation required to comply with Sanctions or (c) in any manner that would result in a violation of Sanctions by any Person.

Section 6.14. Tax Status. Without the written consent of the Calculation Agent, Borrower shall not (a) change its status as either an entity disregarded as separate from its sole owner that is a U.S. Person for U.S. federal income tax purposes or as a partnership for U.S. federal income tax purposes that is a U.S. Person for U.S. federal income tax purposes, (b) change the jurisdiction of its organization or location of material business activities other than to the United States or any subdivision thereof or (c) take any action that would result in it becoming a resident for income Tax purposes in any jurisdiction other than the United States or any subdivision thereof.

Section 6.15. Future Financings. Borrower shall procure that neither Borrower nor any One Rock Entity shall, directly or indirectly, grant, or suffer to exist, any Lien on any Shares that do not constitute Collateral to secure any obligation of Borrower or any One Rock Entity, except pursuant to the Margin Loan Documentation.

Section 6.16. Employee Matters. Borrower its respective ERISA Affiliates shall not establish, maintain, contribute to or incur any obligation to contribute to any Employee Benefit Plan.

ARTICLE 7

Events Of Default

Section 7.01. Events Of Default. If any of the following events (“Events of Default”) shall occur:

(a) any principal of any Advance is not paid when and as the same shall become due and payable, including pursuant to Section 2.06(b), whether at the due date thereof or a date fixed for prepayment thereof, upon acceleration or otherwise;

(b) a Collateral Shortfall occurs and Borrower does not cure such Collateral Shortfall prior to the Cure Time, as set forth in Section 2.06(c);

(c) any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any Margin Loan Documentation is not paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(d) any representation or warranty made or deemed made by or on behalf of Borrower or the Fund Entity herein or in the other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been materially incorrect (or any such representation or warranty that is qualified as to materiality, shall prove to have been incorrect) when made or deemed made;

(e) (i) the Fund Entity shall default in the performance of or compliance with any term contained in the Fund Indemnity, (ii) Borrower shall fail to perform or observe (A) any covenant, condition or agreement in ARTICLE 5 or ARTICLE 6 of this Agreement or Section 6 of any Security Agreement or (B) any other covenant, condition or agreement contained herein or in any other Margin Loan Documentation and, in the case of this sub-clause (B), such failure shall continue unremedied for a period of thirty (30) calendar days after the earlier of (x) the date on which Borrower receives notice of such failure from Calculation Agent (or, if Calculation Agent fails to deliver such notice by 6 p.m. on the date of the relevant breach, any Lender) and (y) the date on which Borrower otherwise becomes aware of such failure or (iii) it shall fail to be the case that, on the Closing Date, security entitlements with respect to 334,038 Preferred Shares have been credited to the Collateral Accounts on a Pro Rata Basis as Acceptable Collateral, free from all Transfer Restrictions (other than Existing Transfer Restrictions) and Restrictive Conditions (other than Existing Restrictive Conditions);

(f) [Reserved];

(g) (i) Borrower or the Fund Entity admits in writing its inability or fails generally to pay its debts as they become due; (ii) Borrower or the Fund Entity institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower or the Fund Entity and the appointment continues undischarged or unstayed for 30 calendar days; (iv) any proceeding under any Debtor Relief Law relating to Borrower or the Fund Entity or to all or any material part of its property is instituted without the consent of Borrower, or the Fund Entity, as the case may be, and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or (v) Borrower or any One Rock Entity shall take any action to authorize any of the actions set forth above in this Section 7.01(g);

(h) any material provision of any Margin Loan Documentation for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower or any other One Rock Entity shall challenge in writing the enforceability of any Margin Loan Documentation or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(i) any of the Security Agreements shall for any reason (other than the failure of the Applicable Lender to take any action within its control) fail to create a valid and perfected first priority Lien in the Collateral (subject to no other Lien, other than Permitted Liens), except as permitted by the terms of the Margin Loan Documentation, or any of the Security Agreements shall fail to remain in full force or effect;

(j) a final judgment or judgments for the payment of an amount exceeding the Threshold Amount in the aggregate is rendered against the Borrower, which judgment is not discharged, bonded, paid, waived or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished; or

(k) the assets of Borrower constitute Plan Assets and such condition results in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code subjecting any Lender to any Tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA, then the Calculation Agent may (or at the request of any Lender, shall) notify Borrower thereof (such notice, an “Event of Default Notice”) with a copy to all other Lenders and the Administrative Agent and, following the delivery of such Event of Default Notice, any Lender may (i) declare such Lender’s Advances, together with all accrued and unpaid interest thereon and any fees or other amounts due under the Margin Loan Documentation to such Lender, to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare such Lender’s Commitment to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7.01(g), (x) the Total Accrued Loan Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) all Commitments shall automatically be terminated. Upon the occurrence and the continuance of an Event of Default of the type set forth in Section 7.01(g) or an Event of Default in respect of which Borrower has received an Event of Default Notice, any Lender may exercise any rights and remedies provided to such Lender under the Margin Loan Documentation (including the enforcement of any and all Liens created to such Lender pursuant to the Security Agreements) or at law or equity, including all remedies provided under the UCC. If the Calculation Agent shall fail to send an Event of Default Notice when required by any Lender as set forth above, any Lender may deliver such Event of Default Notice to Borrower with a copy to all other Lenders and the Administrative Agent.

Section 7.02. Lenders’ Rights With Respect To Collateral.

(a) For the avoidance of doubt, following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(g), each Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under a Control Agreement (including by virtue of an agency relationship with any Applicable Lender). No Lender shall have any fiduciary or other duties to the other Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Lender shall interfere with such exercise of remedies or claim (or support any claim by any third-party) that a sale or other disposition of any Lender’s Collateral by or on behalf of such Lender was not commercially reasonable.

(b) In connection with any permitted assignment by a Lender, Borrower agrees to, as promptly as practicable, (i) establish a separate Collateral Account with the Custodian, (ii) enter into a Control Agreement (in a form substantially identical to the other relevant Control Agreements) in favor of the assignee with respect to such Collateral Accounts, (iii) enter into a Security Agreement (in a form substantially identical to the other relevant Security Agreements) granting a Lien in favor of the assignee over such assignee’s Applicable Percentage of the Collateral of each type, (iv) if reasonably requested by the Custodian, enter into a customer account agreement or other agreement with such intermediary, (v) enter into, and use its good faith efforts to facilitate entry by Issuer into, an Issuer Agreement (in a form substantially identical to the other relevant Issuer Agreements) with the assignee and (vi) make appropriate amendments to this Agreement and the other Margin Loan Documentation to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or Administrative Agent, which do not adversely affect Borrower’s rights or obligations hereunder. In connection with any assignment by a Lender of all of its Advances hereunder, Borrower agrees that such Lender’s rights and obligations under the other Margin Loan Documentation may be assigned to the assignee.

(c) Notwithstanding anything to the contrary contained in the Margin Loan Documentation, Borrower, Administrative Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 7.01(g)) following the delivery of an Event of Default Notice, such Lender shall have the right individually to require the Custodian (or the Applicable Lender acting as agent of such Lender for purposes of perfection, if applicable) to realize upon any of the Collateral subject to such Lender’s control and to apply the proceeds thereof to the repayment of such Lender’s Advances outstanding and any other Obligations owing to such Lender and (ii) in the event of a foreclosure or similar enforcement action by such Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

(d) Notwithstanding anything to the contrary contained in the Margin Loan Documentation, when all Obligations (other than unasserted contingent indemnification obligations) owing to any Lender have been paid in full, upon request of Borrower, such Lender shall (without notice to, or vote or consent of, any other Lender) take such actions as shall be reasonably required to release its security interest in all Collateral under such Lender’s control.

(e) Each Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any other Applicable Lender under any Security Agreement or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

(f) Each Lender agrees with, and solely for the benefit of, each other Lender that it will not take any Bankruptcy Action with respect to Borrower.

ARTICLE 8

Agents

Section 8.01. Authorization And Authority. Each Lender hereby irrevocably appoints Deutsche Bank Trust Company Americas to act on its behalf as Administrative Agent and Mizuho Securities USA LLC as Calculation Agent under the Margin Loan Documentation and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Other than with respect to the right of Borrower to consent to a successor Administrative Agent pursuant to Section 8.06, the provisions of this ARTICLE 8 are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary or otherwise of any of such provisions.

Section 8.02. Agent Individually.

(a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliates thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of Borrower or its Affiliates. Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of Borrower and its Affiliates. Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning Borrower and its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder or under the other Margin Loan Documentation) which information may not be available to any of the Lenders that are not members of an Agent’s Group. No Agent nor any member of such Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that an Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by an Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) the Margin Loan Documentation, (ii) the receipt by an Agent’s Group of information (including Information) concerning Borrower or its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder and under the other Margin Loan Documentation) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by an Agent or any member of such Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including Borrower or its Affiliates) or for its own account.

Section 8.03. Duties Of The Agents; Exculpatory Provisions.

(a) An Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein. The Administrative Agent shall not have any fiduciary relationship with any lender or the Borrower, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Margin Loan Documentation or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing, an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that an Agent shall not be required to take any action or refrain from acting if, in its opinion or the opinion of its counsel, taking such action or so refraining from acting, as the case may be, may expose such Agent or any of its Affiliates to liability or would, as determined by such Agent in good faith, be contrary to this Agreement or applicable Law.

(b) Except for any obligations explicitly set forth herein, no Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, including for the avoidance of doubt, Calculation Agent sending an Event of Default Notice at the direction of any Lender, if such Agent believes in good faith that the related Event of Default is of a type that would entitle such Lender to issue such direction) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a final non-appealable decision of a court of competent jurisdiction). No Agent shall be deemed to have knowledge of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Mandatory Prepayment Event, Default or Event of Default unless and until Borrower or any Lender shall have given notice to such Agent describing such Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c) No Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Section 4.01 or elsewhere herein. For the purpose of determining satisfaction with the conditions precedent specified in Article 4, Administrative Agent may conclusively assume that each Lender that has signed and delivered this Agreement or funded an applicable Loan shall be deemed to have accepted, and to be satisfied with, each document or other matter required under Article 4.

(d) Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

(e) Whenever reference is made in this Agreement or any other Margin Loan Documentation to any consent, election, designation, approval, acceptance or use of judgment by, or any consent or other action or remedies that may be taken or withheld by the Administrative Agent, the Administrative Agent shall not be required to take (or refrain from taking) such action if it shall not have received such written instruction, advice or concurrence of the Required Lenders. If the Administrative Agent shall request instructions from the Required Lenders with respect to any such act or action (including any failure to act) in connection with this Agreement or any other Margin Loan Documentation, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining.

(f) The Administrative Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties under this Agreement or any other Margin Loan Documentation.

(g) In no event shall an Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any other Margin Loan Documentation, nor be deemed to be in breach of its duties hereunder or thereunder, because of circumstances beyond the Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), epidemic or pandemic, civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any Margin Loan Documentation, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above, it being understood that the Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Lender’s Lien thereon, or any certificate prepared by the Borrower in connection therewith.

Section 8.04. Reliance By Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Advances that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer or Authorized Representative of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation Of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub-agents appointed by such Agent, and such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided, in each case, that no such delegation to a sub-agent or a Related Party shall release an Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of an Agent and each such sub-agent shall be entitled to the benefits of all provisions of this ARTICLE 8 and Margin Loan Documentation (as though such sub-agents were an “Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto. No Agent shall be responsible for the negligence or misconduct of any sub-agents selected by it with reasonable care.

Section 8.06. Resignation Of Agent. An Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Borrower (unless an Event of Default shall have occurred and be continuing (and not have been cured or waived), in which case no such consent shall be required), such consent not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and of the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as an Agent hereunder and under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. The successor shall be consented to by Borrower at all times other than during the existence of an Event of Default that has not been cured or waived (which consent of Borrower shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder and/or under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successors. After the retiring Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this ARTICLE 8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent. Notwithstanding anything herein to the contrary, if at any time an Agent that is also a Lender hereunder ceases to be a Lender hereunder, such Agent shall be deemed to have provided its notice of resignation, which notice shall be automatically effective as of the date such Agent ceased to be a Lender hereunder.

Section 8.07. Non-Reliance On Agents And Other Lenders.

(a) Each Lender confirms to the Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agents, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including Tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Facility and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Facility is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of the Advances and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or

(iv) the adequacy, accuracy and/or completeness of any other information delivered by the Agents, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 8.08. Other Acceptable Collateral. Calculation Agent shall not consent to any property or securities being included as Other Acceptable Collateral, and Calculation Agent shall not determine the Other Acceptable Collateral Haircut, without the written consent of each other Lender party hereto (in its sole discretion).

Section 8.09. Removal Of Agents.

(a) At any time, if (i) following the occurrence of an Event of Default, the Calculation Agent shall fail to send an Event of Default Notice when required at the request of the Required Lenders, or, in the case of an Event of Default of the type that gives any Lender the right to require that Calculation Agent send an Event of Default Notice under Section 7.01, any Lender, by 8:00 p.m. on the Scheduled Trading Day that such request is sent to the Calculation Agent (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day), (ii) following the occurrence of a Mandatory Prepayment Event, the Calculation Agent shall fail to deliver a Mandatory Prepayment Event Notice in connection therewith by 8:00 p.m. on the Scheduled

Trading Day that any Lender requests Calculation Agent to send such notice (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day) or (iii) following the occurrence of a Collateral Shortfall on any Scheduled Trading Day, the Calculation Agent shall fail to send a Collateral Call Notice by 8:00 p.m. on such Scheduled Trading Day, in each case of clause (i) through (iii) above, the Required Lenders shall have the right to remove the Calculation Agent and appoint a successor thereto, which shall be one of the Lenders party hereto on the Closing Date or an Affiliate thereof (provided that, for purposes of this Section 8.09, any determination that (x) is expressed herein to be made by the Calculation Agent or Administrative Agent and (y) is relevant to the determination of whether an Event of Default, Mandatory Prepayment Event or Collateral Shortfall has occurred may be made by the Required Lenders, notwithstanding any prior determination by the Calculation Agent or Administrative Agent to the contrary with respect to such matter, provided further that any such determination must be made by the Required Lenders in good faith and in a commercially reasonable manner).

(b) At any time, if (i) (A) the Required Lenders shall have delivered a written request, pursuant to Section 8.03(a), for the Calculation Agent to take any action hereunder, and (B) the Calculation Agent shall have failed to take such action (other than in accordance with the proviso set forth in Section 8.03(a)) by 8:00 p.m. on the Scheduled Trading Day that such request is sent to the Calculation Agent (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day), (ii) (A) the Required Lenders shall have delivered a written request, pursuant to Section 8.03(a), for any Agent to refrain from taking any action hereunder and (B) the Calculation Agent shall have nonetheless taken such action (other than in accordance with the proviso set forth in Section 8.03(a)), (iii) the Required Lenders have requested that the Calculation Agent submit any proposed calculation, adjustment or determination to Borrower in accordance with Section 9.01 or Section 9.18(b) (including, for the avoidance of doubt, a request by the Required Lenders to the Calculation Agent to submit proposed adjustments in respect of a Facility Adjustment Event or Potential Facility Adjustment Event that the Required Lenders determine to have occurred, provided that any such determination must be made by the Required Lenders in good faith and in a commercially reasonable manner) and the Calculation Agent shall fail to submit such calculation, adjustment or determination by 8:00 p.m. on the Scheduled Trading Day that such request is sent to the Calculation Agent (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day) or (iv) an Insolvency Event shall occur with respect to any Agent or its ultimate parent, in each case of clause (i) through (iv) above, the Required Lenders shall have the right to remove such Agent and appoint a successor thereto, which shall be one of the Lenders party hereto on the Closing Date or an Affiliate thereof.

(c) At any time, if the Required Lenders replace any Agent pursuant to this Section 8.09 and the other Agent is the same entity as, or an Affiliate of, the removed Agent, the Required Lenders shall have the right to also remove such other such Agent and appoint a successor thereto, which shall be one of the Lenders party hereto on the Closing Date or an Affiliate thereof.

(d) Any removal of an Agent and appointment of a successor thereto pursuant to this Section 8.09 shall be effective upon notice by such proposed successor Agent to the removed Agent and Borrower on behalf of the Required Lenders, whereupon (i) the current Agent shall be discharged from its duties and obligations as an Agent hereunder and under the Margin Loan Documentation, but shall not be relieved of any of its obligations as a Lender and (ii) the successor shall succeed to and become vested with all of the rights, powers, privileges and duties as the applicable Agent.

Section 8.10. Erroneous Payments.

(a) If Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, but in any event excluding Borrower and its Affiliates, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 8.10(b).

(c) Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation, or otherwise payable or distributable by Administrative Agent to such Lender from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an assignment and assumption (or, to the extent applicable, an agreement incorporating an assignment and assumption by reference pursuant to an approved electronic platform as to which Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Advances to Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any Payment Recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Margin Loan Documentation with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or the Fund Entity, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrower or the Fund Entity for the purpose of satisfying such Obligations.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g) Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Margin Loan Documentation.

(h) Notwithstanding anything to the contrary herein, neither Borrower nor any of its Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 8.10, and the Administrative Agent expressly agrees, on behalf of itself and its Affiliates, that Section 9.04 shall not apply to any Erroneous Payment. In no event shall the making of any Erroneous Payment, or any fees, costs and expenses of the Administrative Agent or any of its Affiliates incurred in connection with any recovery or attempted recovery thereof, increase the Obligations of the Borrower hereunder.

ARTICLE 9

Miscellaneous

Section 9.01. Amendments; Adjustments. Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders and Borrower and acknowledged by Administrative Agent; provided that no such amendment, waiver, modification, supplement or consent shall, without the consent of each Lender party hereto:

(a) waive any condition set forth in Section 4.01;

(b) extend or increase the Commitment of any Lender or reinstate the terminated Commitment of any Lender;

(c) postpone any date on which any payment of principal, interest, fees or other amounts due to the Lenders or Agents is required to be made hereunder or under any other Margin Loan Documentation;

(d) change the principal amount of, or the rate at which interest accrues on, the Advances, or any fees payable hereunder;

(e) change the definition of “Acceptable Collateral,” “Collateral Shortfall,” “Cure Time,” “Facility Adjustment Event,” “LTV Ratio,” “Mandatory Prepayment Event” or “Potential Facility Adjustment Event” (or, in each case, any defined term used therein), or increase the LTV Maintenance Level, the LTV Margin Call Level, the LTV Collateral Release Level;

(f) permit the assignment or transfer by Borrower of any of its rights and obligations under any Margin Loan Documentation;

(g) permit the release of any Collateral other than in accordance with the Margin Loan Documentation;

(h) modify the definition of “Applicable Percentage” or “Pro Rata Basis” or otherwise affect the manner in which payments are shared or Collateral is allocated, ratably among the Lenders;

(i) modify Section 2.06 (other than clause (a) thereof), 2.13, 2.16, 5.10, 5.12, 5.13, 6.01, 6.02, 6.07, 6.11, 6.15, 7.01(a), 7.01(b), 7.01(c), 7.01(g), 7.01(i), 7.02(a), 7.02(e), 7.02(f), 8.08 or 8.09;

(j) modify this Section 9.01 or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of Required Lenders; or

(k) modify the Fund Indemnity or terminate or release the Fund Entity from its obligations under the Fund Indemnity, in each case without the written consent of each Lender;

provided further that (i) the provisions set forth in ARTICLE 8 shall not be waived, amended, modified or supplemented, nor any consent granted to any deviation thereto, without the consent of each Agent affected thereby and (ii) Section 2.07 or 2.08 shall not be amended or waived in a way that adversely affects any Lender without such Lender’s consent.

Notwithstanding the foregoing, each Lender agrees with each other Lender and with Borrower that no amendment, termination or supplement shall be made to any Security Agreement, Issuer Agreement or Control Agreement, and no new Margin Loan Documentation shall be entered into with any Lender (subject, for the avoidance of doubt, to Section 2.13), unless a substantially identical amendment, termination or supplement is made to each other Security Agreement, Issuer Agreement or Control Agreement, or substantially identical Margin Loan Documentation is entered into with each other Lender, as the case may be.

Notwithstanding anything to the contrary herein, upon the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, Calculation Agent shall, unless Calculation Agent determines that no adjustment hereunder is necessary, (a) adjust one or more of the terms or provisions of the Facility as the Calculation Agent determines in good faith is necessary to account for the effect of the Facility Adjustment Event or Potential Facility Adjustment Event on the Facility, and (b) determine the effective time of the adjustment (and may take into account, among other factors, volatility, correlation, liquidity and free float of the Shares or any other Collateral, Transfer Restrictions and Restrictive Conditions, in each case, relative to the Shares or, if applicable, any other Collateral prior to giving effect to the relevant event). Calculation Agent shall consult in good faith with Borrower regarding any such adjustments; provided that if Calculation Agent determines that it is advisable to notify Lenders of its proposed adjustment prior to the end of the second Business Day immediately following the occurrence of a Facility Adjustment Event or Potential Facility Adjustment Event, then Calculation Agent shall be entitled to so notify Lenders; and provided, further, that, for the avoidance of doubt, the ultimate determination of such adjustment shall be within the sole discretion of Calculation Agent, subject to Section 9.18 and subject to the rights of the Required Lenders described below in this paragraph. Within two Business Days following the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, Calculation Agent shall notify each Lender of the adjustments to the terms or provisions of the Facility that it proposes to make in respect thereof, and the proposed effective time therefor (or its determination that no such adjustment is necessary). If, within three Business Days of receiving such notice, Required Lenders notify Calculation Agent that they disagree with such proposed adjustments or effective time (or Calculation Agent’s determination that no such adjustment is necessary), and include in such notice an alternative set of adjustments that Required Lenders propose to make in respect of such Facility Adjustment Event or Potential Facility Adjustment Event that comply with the provisions set forth in Section 9.18(a) (which shall apply for this purpose as if the Lenders sending such notice were the Calculation Agent), and a proposed effective time therefor, then Calculation Agent shall notify Borrower that such alternative adjustments apply as of such effective time. Except with the consent or at the direction of the Required Lenders, Calculation Agent shall not make any adjustment in respect of a Facility Adjustment Event or Potential Facility Adjustment Event or notify Borrower of its determination that no such adjustment is necessary prior to the earlier of (i) the fifth Business Day following the occurrence thereof and (ii) its receipt of notice from Required Lenders of any alternative adjustments (and a proposed effective time therefor) or that they agree with Calculation Agent’s proposed adjustments (and the effective time therefor). Subject to Section 9.18(a), any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Calculation Agent to reflect such adjustments.

Section 9.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein (including, for the avoidance of doubt, any Collateral Call Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i) if to Borrower, to:

c/o One Rock Capital Management, LLC

45 Rockefeller Plaza, 39th Floor

New York, NY 10111

Attention: Tony Lee; Scott Spielvogel; Josh Goldman

Facsimile: (212) 605-6099

Email:tlee@onerockcapital.com; sspielvogel@onerockcapital.com;

jgoldman@onerockcapital.com

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Alexander B. Johnson and Javier Stark

Facsimile: (212) 751-4864

Email: alex.johnson@lw.com and javier.stark@lw.com

(ii) if to Administrative Agent, to:

Deutsche Bank Trust Company Americas

Trust and Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

Attn: Bank Loan Services – One Rock (AA5723)

Email: agency.gls@db.com

(iii) if to Calculation Agent, to:

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Attention: Mariano Gaut

Telephone: 212-205-7608

Email: EQ-DERIV-ORIGINATION@mizuhogroup.com

(iv) if to a Lender, to it at its address set forth in Schedule I.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, (x) other than in the case of a Collateral Call Notice, a Mandatory Prepayment Event Notice or any notice under Section 8.09 relating to the removal of any Agent by the Required Lenders, if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if not given by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day). Notices and other communications delivered through electronic communications shall be effective as provided in Subsection (b).

(b) Electronic Communications. (i) Notices and other communications sent to an e-mail address shall be deemed received when sent absent receipt of a failure to deliver notice within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose), provided that (x) other than in the case of a Collateral Call Notice, a Mandatory Prepayment Event Notice or any notice under Section 8.09 relating to the removal of any Agent by the Required Lenders, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if such notice or other communication is not sent by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Calculation Agent may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or e-mail for notices and other communications hereunder by notice to Administrative Agent, who shall promptly notify Borrower thereof. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Lenders. Each Agent and Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with any Agent or any Lender may be recorded by such Agent or such Lender, and each of the parties hereto hereby consents to such recording.

(e) Borrower and each Lender hereby acknowledge that the Administrative Agent will make information available to the Lenders by posting the information on IntraLinks or another similar electronic system (the “Platform”). Each Lender hereunder agrees that any document or notice posted on the Platform by the Administrative Agent shall be deemed to have been delivered to the Lenders. Borrower and the Lenders further agree that, to the extent reasonably practicable, any document delivered to the Administrative Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Administrative Agent in electronic form capable of being posted to the Platform.

(i) Each of the Borrower and Lender understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the applicable Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(ii) The Platform is provided “as is” and “as available”. Neither the Administrative Agent, any other Agent nor any of their respective Affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Administrative Agent, any other Agent or any of their respective Affiliates in connection with the information contained on the Platform.

(f) When the Administrative Agent acts on this Agreement or any other Margin Loan Documentation or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Agreement or the other Margin Loan Documentation or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (collectively, the “Executed Documentation”) sent by electronic transmission, the Administrative Agent will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Administrative Agent shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a person has been sent by an authorized officer of such person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Administrative Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 9.03. No Waiver; Remedies.

(a) No failure or delay of any Lender or any Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agents and Lenders hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agents and Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether Lenders may have had notice or knowledge of such Event of Default at the time.

(b) The Advances are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of Borrower.

(c) Borrower and Lenders acknowledge and agree that the Margin Loan Documentation collectively are intended to constitute a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. In addition, all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 9.04. Costs And Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay promptly (i) all actual, reasonable and documented costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the reasonable fees, charges and disbursements of one counsel for Lenders and Agents in connection with the Facility, including syndication thereof, the preparation and administration of the Margin Loan Documentation or any amendments, modifications or waivers of the provisions of the Margin Loan Documentation (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the fees, charges and disbursements of any counsel for Lenders and each Agent, in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section, or in connection with the Advances made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Indemnification by Borrower. Borrower shall indemnify Lenders, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third-party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of, (i) this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include any hedging activities by any

Indemnitee), any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, (ii) the Advances or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against Administrative Agent or any Calculation Agent, in each case in their respective capacities as such) that did not involve actions or omissions of Borrower or its Affiliates. Section 9.04(a) and (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Excluding any claims, damages, or liabilities relating to the Administrative Agent or its Related Parties, the Borrower shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the Borrower’s written consent, or if there is a final judgment against any Indemnitee in any proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Advances or the use of the proceeds thereof. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby, except to the extent such charges result from the willful misconduct, bad faith or gross negligence of such Indemnitee.

(d) Post-Default Hedging Costs. After (i) the occurrence of an Event of Default and (ii) acceleration of the Obligations of any Lender, Borrower shall pay, on demand, such Lender’s (or its Affiliate’s) costs (including the cost of put options and the cost of borrowing Shares in connection with Share Hedging Transactions), losses (including market losses resulting from Share Hedging Transactions), charges, fees, expenses, Taxes or duties of any kind directly relating to its (x) Advances or (y) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s) entered into by such Lender or its Affiliate to hedge the market risk of the Collateral. Borrower’s obligation under this Subsection (d) shall survive termination of the Facility and payment in full of all other Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not be responsible for any costs, losses, charges, fees, expenses, Taxes or duties of any kind related to any hedging activities of the Lenders in connection with this Facility other than as set forth in this Section 9.04(d). “Share Hedging Transactions” means “short sales” of Shares and option contracts, futures contracts, forward contracts, swap agreements or other derivative transactions relating to Shares.

(e) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (e) are subject to the provisions of Section 2.14.

(f) Payments. All amounts due under this Section shall be payable promptly and in any event not later than ten Business Days after demand therefor.

(g) Survival. The agreements in this Section shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.05. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any of Administrative Agent or Lenders (or Administrative Agent on behalf of the Lenders), or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.06. Governing Law; Submission To Jurisdiction.

(a) Governing Law. The Margin Loan Documentation shall be governed by, and construed in accordance with, laws of the State of New York.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02(a). Nothing in this Agreement or any other Margin Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06(e).

Section 9.07. Successors And Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of Lenders (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. After the Closing Date, a Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances and/or its Commitments), as long as (i) if no Event of Default has occurred and is continuing, Borrower gives its prior written consent to such assignment (in its sole discretion) (it being understood that Borrower’s consent is not required for any assignment made while an Event of Default has occurred and is continuing) or (ii) the assignee is a Permitted Assignee; provided that if any assignment is made to the Issuer or its Affiliates, Borrower or any other One Rock Entity (any such assignee, an “Affiliated Lender”), (x) the Advances held by such Person shall be deemed to not be outstanding (and the Affiliated Lender shall be deemed to not be a Lender) for all purposes hereunder, including, without limitation, for the purpose of determining “Required Lenders” and “Net Obligations” and for purposes of determining the pro rata sharing of payments and Collateral hereunder and (y) any Collateral securing such Advances shall promptly be distributed on a Pro Rata Basis to the Collateral Accounts controlled by Lenders that are not Affiliated Lenders, as determined by the Calculation Agent. Any Lender that assigns its Advances to an Affiliated Lender shall cooperate in good faith with Calculation Agent to effect the related distribution of Collateral to other Lenders, including, for the avoidance of doubt, by submitting written instructions to the Custodian to effect the relevant transfers, and Borrower hereby consents to such transfers. Subject to notification to Administrative Agent of an assignment and recording thereof pursuant to Section 2.10(b), and, in the event that such assignment is not to an existing Lender, (i) payment to the Administrative Agent of a processing and recordation fee of $3,500 and (ii) deliver to the Administrative Agent such administrative information and applicable tax forms of such assignee, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of such Lender under this Agreement, and such Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.07, Section 2.08, Section 9.04 and Section 9.13). Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment. For the avoidance of doubt, the Administrative Agent has no obligation to determine whether any assignee is a Permitted Assignee.

(b) After the Closing Date, a Lender may sell participations to one or more banks or other entities, as long as (x) the Participant is a Permitted Assignee, (y) if no Event of Default has occurred and is continuing, Borrower gives its prior written consent to such participation (in its sole discretion) (it being understood that Borrower’s consent is not required for any participation made while an Event of Default has occurred and is continuing) or (z) the participation is non-voting with respect to all matters hereunder (provided that in the case of a participation sold to the Issuer or its Affiliates or any One Rock Entities, the Advances or any portion of the Advances sold therein shall be deemed to not be outstanding for the purpose of determining “Required Lenders,” and Borrower shall promptly so notify Administrative Agent) (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement and the other Margin Loan Documentation (including all or a portion of the Advances); provided that (i) such Lender’s obligations under the Margin Loan Documentation shall remain unchanged, (ii) such Lender shall remain solely responsible to Borrower for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Subject to Subsection (c) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.07 and Section 2.08 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the

Advances or other obligations under the Margin Loan Documentation (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under any Margin Loan Documentation) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Regulations Section 1.163-5 (and any successor provisions). The entries in each Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) A Participant shall not be entitled to receive any greater payment under Section 2.07 and Section 2.08 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant’s entitlement to the benefits of Section 2.08 shall be subject to the requirements and limitations therein, including the requirements under Section 2.08(e) (it being understood that the documentation required under Section 2.08(e) shall be delivered to the Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, and this Section 9.07 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Notwithstanding anything in this Agreement or the other Margin Loan Documentation to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against Borrower at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers Calculation Agent to vote on behalf of such Affiliated Lender with respect to the Advances held by such Affiliated Lender in any manner in Calculation Agent’s sole discretion, unless Calculation Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Advances held by it as Calculation Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of Calculation Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.

Section 9.08. Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10. Survival. All agreements, representations and warranties made herein shall survive the execution and delivery of the Margin Loan Documentation and the making of the Advances, and shall continue in full force and effect as long as the principal of or any accrued interest on the Advances or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Section 2.07, Section 2.08, Section 9.04, Section 9.11 and Section 9.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the resignation or replacement of the Administrative Agent, the assignment of rights by any Lender or the termination of this Agreement or any other Margin Loan Documentation any provision hereof or thereof.

Section 9.11. Confidentiality. Subject to Section 5.06, each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such Lender (in which case the disclosing party agrees to inform Borrower promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Borrower promptly of such disclosure to the extent permitted by law and except in connection with a regulatory examination of an audit or examination conducted by bank accountants), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Margin Loan Documentation, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or hedging transaction relating to Borrower and its obligations or the Collateral Shares, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Lender or (ii) becomes available to such Lender on a non-confidential basis from a source other than Borrower or its Affiliates or (iii) is independently developed by such Lender without use of the Information. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its businesses hereunder or pursuant hereto, other than any such information that is available to Lenders on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, Borrower agrees that the obligations of Lenders and Agents in this Section 9.11 shall not be interpreted to restrict any such Lender or Agent or their Affiliates from transacting in Shares or related securities (it being understood that any transactions in Collateral Shares are subject to the terms of the Margin Loan Documentation).

Section 9.12. No Advisory Or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Lenders are arm’s-length commercial transactions between each of Borrower and its Affiliates, on the one hand, and Lenders and their Affiliates, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and Tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b)(i) Lenders are and have been acting solely as principals and, except as expressly agreed in writing herein or otherwise by the relevant parties, have not been, are not, and will not be acting as advisors, agents or fiduciaries for Borrower or any of its Affiliates, or any other Person and (ii) Lenders have no obligation to Borrower or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lenders have no obligations to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Lenders or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13. Right Of Setoff. If an Event of Default shall have occurred and be continuing, Lenders, Agents and each of their respective Affiliates (each, a “Set-off Party”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of Borrower against any of and all the obligations and liabilities of Borrower, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The parties agree that each of the Collateral Accounts is a general and not special account. The rights of each Set-off Party under this Section 9.13 are in addition to other rights and remedies (including other rights of setoff) which such Set-off Party may have.

Section 9.14. Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lenders under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lenders’ receipt of any sum adjudged in the Judgment Currency, Lenders may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless Lenders against any deficiency in terms of Dollars in the amounts actually received by Lenders following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, and shall survive the termination of this Agreement.

Section 9.15. USA PATRIOT Act Notice. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”), and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Act, they are required to obtain, verify and record information that identifies Borrower which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as the case may be, to identify Borrower in accordance with the Act. Borrower agrees to promptly provide any Lender and any Agent with all of the information with respect to itself, as requested by such Lender or Agent (x) to the extent such Lender or Agent deems such information reasonably necessary to identify Borrower in accordance with the Act or (y) in connection with such Lender’s or Agent’s standard “on boarding” process (including, without limitation, pursuant to “know your customer” or anti-money laundering requirements).

Section 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Advances, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Advance in accordance with applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.17. Disclosure. Borrower hereby acknowledges and agrees that Lenders and/or their Affiliates from time to time may hold investments in, make loans to or have other relationships with the Issuer or its Affiliates.

Section 9.18. Calculation Agent Determinations; Required Lender Consultation.

(a) All calculations and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Upon receipt of written request from Borrower or any Lender, the Calculation Agent shall promptly provide Borrower or such Lender with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing the Calculation Agent’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Business Days from the receipt of such request.

(b) If the Required Lenders notify the Calculation Agent that they disagree with any calculation, adjustment or determination made by the Calculation Agent hereunder (or any failure by the Calculation Agent to make any calculation, adjustment or determination hereunder) and include in such notice a proposed alternative calculation, adjustment or determination that complies with clause (a) above (which shall apply for this purpose as if the Lenders sending such notice were the Calculation Agent), the Calculation Agent shall notify Borrower that such alternative calculation, adjustment or determination applies, and such alternative calculation, adjustment or determination shall be binding on all parties to the Margin Loan Documentation.

(c) For the avoidance of doubt, if any provision of the Margin Loan Documentation provides for an action, determination, notice or instruction on the part of the Required Lenders, the Lenders may consult with one another in considering such action, determination, notice or instruction.

Section 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Margin Loan Documentation, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution;

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Margin Loan Documentation; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.20. Qualified Financial Contract. The parties agree that the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Amendment, the Margin Loan Agreement and each other Margin Loan Documentation, and for such purposes this Amendment, the Margin Loan Agreement and each other Margin Loan Documentation shall each be deemed a “Covered Agreement,” each party that is a Regulated Entity shall be deemed a “Covered Entity” and each party (whether or not it is a Regulated Entity) shall be deemed a “Counterparty Entity” with respect to each other party that is a Regulated Entity In the event of any inconsistencies between this Amendment, the Margin Loan Agreement or any other Margin Loan Documentation and the Bilateral Terms, the Bilateral Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer or Authorized Representative as of the date first above written.

BORROWER:

BIRCH-OR EQUITY HOLDINGS, LLC, as Borrower

By:	/s/ Tony W. Lee
Name: Tony W. Lee
Title: Secretary and Treasurer

Exhibit I-1 to Margin Loan Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	/s/ Robert Peschler
Name: Robert Peschler
Title: Vice President

By:	/s/ Yuri Tanaka
Name: Yuri Tanaka
Title: Assistant Vice President

MIZUHO SECURITIES USA LLC, as Calculation Agent

By:	/s/ Mariano Gaut
Name: Mariano Gaut
Title: Managing Director

MIZUHO BANK, LTD., as Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director